EXHIBIT 10.1

EXECUTION VERSION

THIS DOCUMENT HAS BEEN REDACTED AND IS SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24b-2.

REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECOND AMENDED AND RESTATED

PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

BY AND AMONG

COMENITY BANK

AND

NEW YORK & COMPANY, INC., AND

LERNER NEW YORK, INC., AND

NEVADA RECEIVABLE FACTORING, INC.

DATED AS OF JULY 14, 2016

TABLE OF CONTENTS

RECITALS		1

SECTION 1. DEFINITIONS		2

1.1	Definitions	2

1.2	Order of Precedence	12

1.3	Interpretation and Construction	12

1.4	2004 Program Agreement	14

SECTION 2. CONTINUATION OF THE PLAN		14

2.1	Scope and Administration of the Plan	14

2.2	Applications for Credit Under the Plan; Billing Statements	23

2.3	Compliance with Applicable Law	25

2.4	Operating Procedures	26

2.5	Plan Documents	27

2.6	Administration of Accounts	28

2.7	Credit Decision	29

2.8	Ownership of Accounts and Mailing Lists	29

2.9	Loyalty Program	30

2.10	Reports	30

2.11	Plan Economics	30

2.12	Protection Programs and Enhancement Marketing

SECTION 3. OPERATION OF THE PLAN		31

3.1	Honoring Credit Cards	31

3.2	Additional Operating Procedures	31

3.3	Cardholder Disputes Regarding Goods	32

3.4	No Special Agreements	32

3.5	Cardholder Disputes Regarding Violations of Law or Regulation	32

3.6	Payment to Company; Ownership of Accounts; Fees; Accounting	32

3.7	Insertion of Company’s Promotional Materials	33

3.8	Payments	34

3.9	Chargebacks	36

3.10	Assignment of Title in Charged Back Purchases	36

3.11	Promotion of Plan; Non-Competition; Acquisitions	36

3.12	Low Score/Low Limit Program; Second Look Program	38

3.13	Form Factors	39

3.14	Third-Party Providers	40

SECTION 4. REPRESENTATIONS AND WARRANTIES; COVENANTS		41

4.1	Representations and Warranties of Company	41

4.2	Covenants of Company	43

4.3	Representations and Warranties of Bank	43

4.4	Covenants of Bank	45

SECTION 5. INTELLECTUAL PROPERTY		46

5.1	Ownership of Company Trademarks	46

5.2	Company Marks	46

5.3	Bank Marks	48

5.4	Intellectual Property Ownership; License to Technology	49

5.5	Company Technology	49

5.6	Bank Technology	50

5.7	Third Party Technology	50

5.8	License to Technology	51

SECTION 6. OWNERSHIP AND PERMITTED USE OF INFORMATION		52

6.1	Company Data	52

6.2	Protection of Company Data	52

6.3	Bank Data	53

6.4	Permitted Use, Disclosure and Restrictions on Overlapping Data and Bank Data	53

6.5	Sharing of Bank Data	54

SECTION 7. CONFIDENTIALITY; PRIVACY; DATA SECURITY		55

7.1	Confidentiality	55

7.2	Privacy	57

7.3	Data Security	58

7.4	Data Breach	59

SECTION 8. INDEMNIFICATION		60

8.1	Indemnification by Company	60

8.2	Indemnification by Bank	61

8.3	Liability for Third-Party Claims	62

8.4	Dispute Resolution and Actions	63

8.5	Limitation on Actions	63

8.6	Administration of Indemnification Obligations	63

SECTION 9. TERM AND TERMINATION		65

9.1	Term	65

9.2	Termination with Cause by Bank; Bank Termination Events	65

9.3	Termination with Cause by Company; Company Termination Events	66

9.4	Termination of Particular State	67

9.5	Remedies for Failure to Meet Service Standards	68

9.6	Option to Purchase Accounts	68

SECTION 10. MISCELLANEOUS		74

10.1	Entire Agreement	74

10.2	Coordination of Public Statements	74

10.3	Amendment	74

10.4	Successors and Assigns	74

10.5	Waiver	75

10.6	Severability	75

10.7	Notices	75

10.8	Captions and Cross-References	76

10.9	Governing Law / Waiver of Jury Trial	76

10.10	Counterparts	76

10.11	Force Majeure	76

10.12	Relationship of Parties	77

10.13	Survival	77

10.14	Mutual Drafting	77

10.15	Independent Contractor	77

10.16	No Third Party Beneficiaries	77

10.17	Taxes	77

SCHEDULES

1.1	Discount Rate

2.1	Service Standards

2.7	Credit Standards

2.8	Master File Information

2.10	Bank Reports

2.11	Plan Economics

3.12	Payment Schedule for Low Score/Low Limit Accounts

5.2(a)	Company Marks

5.3(a)	Bank Marks

v

SECOND AMENDED AND RESTATED
PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

THIS SECOND AMENDED AND RESTATED PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT dated as of July 14, 2016 (the “Execution Date”) and with an effective date as of May 1, 2016 (the “Effective Date”) is entered into by and between NEW YORK & COMPANY, INC., a Delaware corporation, with its principal office at 330 West 34th  Street, New York, New York 10001 (“Company”) and COMENITY BANK, with its principal office at One Righter Parkway, Suite 100, Wilmington, Delaware 19803 (“Bank”); and, is further entered into by Lerner New York, Inc. (“Lerner”), and Nevada Receivable Factoring, Inc. (“Nevada Receivable”), for the purposes of  specific provisions set forth herein.  Company and Bank are occasionally referred to individually as a “Party” or collectively as “Parties.”

RECITALS

WHEREAS, Company is a retailer of apparel and accessories, which Company sells in Company Retail Channels;

WHEREAS, Bank is a Delaware-chartered bank that is engaged in the business of establishing and maintaining programs to extend open-end credit to qualified individuals for the purpose of purchasing good and/or services from various merchants;

WHEREAS, Lerner is an indirect subsidiary of Company that operates the Company Retail Stores, and Nevada Receivable is an indirect subsidiary of Company that facilitates payment of Accounts Receivables of Lerner for purchases made by Cardholders under the Plan.

WHEREAS, Bank, Company, and Nevada Receivable entered a certain Private Label Credit Card Program Agreement, effective as of August 29, 2002 (the “2002 Program Agreement”), whereby Bank established a private label program to extend open-credit to qualified individuals for the purchase of Goods and to issue Credit Cards to such individuals;

WHEREAS, the Bank and Company entered into a certain Amended and Restated Private Label Credit Card Program Agreement, effective as of November 1, 2004, which was subsequently amended by a certain First Amendment to Amended and Restated Private Label Credit Card Program Agreement, effective as of October 28, 2005; a certain Second Amendment to Amended and Restated Private Label Credit Card Program Agreement, effective as of June 6, 2006; a certain Third Amendment to Amended and Restated Private Label Credit Card Program Agreement, effective as of February 14, 2007; a certain Fourth Amendment to the Amended and Restated Private Label Credit Card Program Agreement, effective as of February 29, 2008; a certain Fifth Amendment to Amended and Restated Private Label Credit Card Program Agreement, effective as of November 11, 2008; a certain Sixth Amendment to the Amended and Restated Private Label Credit Card Program Agreement, effective as of October 7, 2011 (collectively and as amended, the “2004 Program Agreement”); and

WHEREAS, Bank and Company named Lerner and Nevada Receivable as additional Parties to the 2004 Program Agreement by and through the Sixth Amendment to the Amended and Restated Private Label Credit Card Program Agreement, effective as of October 7, 2011; and

WHEREAS, Company desires that Bank continue to provide, and Bank is willing to provide, a private label program to extend open-end credit to qualified individuals for the purchase of Goods and to issue Credit Cards to such individuals; and

WHEREAS, the Bank and Company desire to amend and restate the 2004 Program Agreement as of the Effective Date (except as expressly stated herein to be applicable as of the Execution Date) in accordance with the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the Parties, Bank and Company agree as follows.

SECTION 1.        DEFINITIONS

1.1          Definitions.

“2002 Program Agreement” shall have the meaning set forth in the Recitals.

“2004 Program Agreement” shall have the meaning set forth in the Recitals.

“Account” shall mean an individual open-end revolving line of credit established by Bank for a Customer pursuant to the terms of a Credit Card Agreement, including without limitation, each of the Accounts opened under the Credit Card Processing Agreement, effective as of January 31, 1996, between the Bank, Company and Factoring.

“Accounts Receivable” shall mean any and all amounts owing on all Accounts, including principal balances from Purchases; accrued finance charges, late fees and all other fees and charges assessed on the Accounts, whether posted or billed to an Account or not; less any payments and credits received by Bank with respect to the Accounts, but excluding any amounts which have been charged off by Bank pursuant to Bank policies with respect to such Accounts.

“Account Servicing” shall have the meaning set forth in Section 2.2(e).

“ACH” shall have the meaning set forth in 3.6(a).

“Affiliate” shall mean with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Private Label Credit Card Program Agreement and any future amendments or supplements thereto.

“Applicable Law” shall mean collectively or individually, all federal, state and local laws, statutes, regulations, orders, directives, formal or informal regulatory guidance or requirement or bulletin, decrees or orders or any other interpretation of any Governmental Authority, each of which is made in writing (other than informal regulatory guidance) and applicable to the Plan, as may be amended and in effect from time to time during the Term.

“Application Procedures” shall have the meaning set forth in Section 2.2(a).

“Applicant” shall mean an individual who is a Customer of Company who applies for an Account under the Plan.

“Assessment Period” shall have the meaning set forth in Section 3.13(c).

“Authorized User” shall mean an individual authorized by the primary Cardholder(s) to use an Account and as established in accordance with the Operating Procedures.

“Bank” shall have the meaning set forth in the introductory paragraph.

“Bank Applicable Law” shall have the meaning set forth in Section 2.3(a)(i).

“Bank Data” shall have the meaning set forth in Section 6.3(a).

“Bank Information Systems” shall mean Information Systems owned, licensed, maintained, or used by Bank in the ordinary course of Bank’s business and/or for the purpose of carrying out Bank’s rights and duties under this Agreement; provided, that Bank Information Systems shall exclude any Company Information Systems that Bank merely uses or has access to for purposes of operation of the Plan.

“Bank Owned Modifications” shall have the meaning set forth in Section 5.6(a).

“Bank Mark” shall mean a trademark, service mark, or name owned by or licensed (and capable of being sublicensed) to Bank and designated by Bank for use by Company in connection with the Plan.

“Bank Matters” shall have the meaning set forth in Section 2.1(e)(v)(B).

“Bank Mobile App” shall have the meaning set forth in Section 2.1(h)(i).

“Bank Plan Technology” shall have the meaning set forth in Section 5.6(a).

“Bank Relationship Manager” shall have the meaning set forth in Section 2.1(d)(i).

“Bank Relationship Team” shall have the meaning set forth in Section 2.1(d)(iii).

“Bank Technology” shall have the meaning set forth in Section 5.6(a).

“Bank Termination Event” shall have the meaning set forth in Section 9.2.

“Bank Third-Party Provider” shall mean a company that has entered into a contractual relationship with Bank that Bank uses in connection with the performance of Bank’s obligations under this Agreement.

“Bank Website” shall have the meaning set forth in Section 2.1(h)(i).

“Base Net Write-Off Percentage” shall have the meaning set forth in Section 3.11(d).

“Base Write-Off Amount” shall have the meaning set forth in Section 3.11(d).

“Batch Prescreen Offer” shall mean a process where Bank’s offer of credit is made to certain Customers prequalified by Bank, in a batch mode typically within a catalog environment.

“Billing Statement” shall have the meaning set forth in Section 2.2(c).

“Bona Fide Offer” shall have the meaning set forth in Section 3.11(d).

“Breach” shall have the meaning set forth in Section 7.4(a).

“Breached Party” shall have the meaning set forth in Section 7.4(b).

“Business Day” shall mean any day, except Saturday, Sunday or a day on which banks in Delaware are required to be closed.

“Cardholder” shall mean any natural person to whom an Account has been issued by Bank and/or any Authorized User of the Account.

“Charge Slip” shall mean a sales receipt, register receipt tape, invoice or other documentation, whether in hard copy or electronic form, in each case evidencing a Purchase that is to be charged to a Cardholder’s Account.

“Claim” shall mean any legal claim (including any counter or cross-claim), assertion, event, condition, investigation or proceeding by any third-party (including a Governmental Authority) concerning Losses.

“Closing Date” shall have the meaning set forth in Section 9.6(d).

“Company” shall have the meaning set forth in the introductory paragraph.

“Company Applicable Law” shall have the meaning set forth in Section 2.3(b)(i).

“Company Data” shall have the meaning set forth in Section 6.1(a).

“Company Deposit Account” shall mean a deposit account maintained by Company as set forth in Section 3.6(a).

“Company Information Systems” shall mean Information Systems owned, licensed, maintained, or used by Company in the ordinary course of Company’s business and/or for the purpose of carrying out Company’s rights and duties under this Agreement; provided, that Company Information Systems shall exclude any Bank Information Systems that Company merely uses or has access to for purposes of operation of the Plan.

“Company Mobile App” shall mean the mobile device application created and maintained by Company to permit Customers to shop for and purchase Goods.

“Company Mark” shall mean a trademark, service mark, or name owned by or licensed (and capable of being sublicensed) to Company and designated by Company for use by Bank in connection with the Plan.

“Company Matters” shall have the meaning set forth in Section 2.1(e)(v)(A).

“Company Owned Modifications” shall have the meaning set forth in Section 5.5(a).

“Company Plan Fund” shall mean the [***]% of Net Sales for a given month that Bank paid Company as Company Plan Funds pursuant to the 2004 Agreement.

“Company Plan Technology” shall have the meaning set forth in Section 5.5(a).

“Company Purchase Option” shall have the meaning set forth in Section 9.6(a)(i).

“Company Relationship Manager” shall have the meaning set forth in Section 2.1(d)(i).

“Company Retail Channels” shall mean those certain sales channels through which Company sells its Goods during the Term, regardless of what name the Company uses for such sales channels, including Company Retail Stores and Company Websites.

“Company Retail Stores” shall mean those certain retail locations which are owned and operated by Company or Company’s Affiliates.

“Company Technology” shall have the meaning set forth in Section 5.5(a).

“Company Termination Event” shall have the meaning set forth in Section 9.3.

“Company Third-Party Provider” shall mean a company that has entered into a contractual relationship with Company that Company uses in connection with the performance of Company’s obligations under this Agreement.

“Company Website” shall mean those certain internet sales channels through which Company sells its Goods during the Term, regardless of what name the Company uses for such sales channels.

“Confidential Information” shall have the meaning set forth in Section 7.1(a).

“Consumer Laws” shall mean all federal or state laws or regulations applicable to Bank with respect to Bank’s solicitation, advertising or extension of credit to or the collection or payment (including electronic payment) of amounts from consumers including, without limitation, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Electronic Fund Transfer Act, and federal and state privacy, bankruptcy and debtor relief laws.

“Conversion Date” shall have the meaning set forth in Section 9.6(e)(i).

“Credit Card” shall mean the plastic or digital credit card bearing one or more of the Marks issued by Bank to Cardholders for purchasing Goods pursuant to the Plan.

“Credit Card Agreement” shall mean the open-end revolving credit agreement between a Cardholder and Bank governing the Account and Cardholder’s use of the Credit Card, together with any modifications or amendments which may be made to such agreement as permitted in this Agreement.

“Credit Sales Day” shall mean any day, whether or not a Business Day, on which Goods are sold by Company

“Credit Slip” shall mean a sales credit receipt or other documentation, whether in hard copy or electronic form, evidencing a return or exchange of Goods or a credit on an Account as an adjustment by Company for goodwill by Company to a Cardholder.

“Credit Standards” shall have the meaning set forth in Section 2.7.

“Customer” shall mean any individual consumer who is a customer or potential customer of Company.

“Customer List” shall mean any general, undifferentiated list of Customers of Company or any of its Affiliates which neither (i) consists solely of Cardholders, nor (ii) identifies or provides a means of differentiating any Customers as Cardholders.

“Damages” shall have the meaning set forth in Section 8.1.

“Decline” shall have the meaning set forth in Section 3.12(b).

“Deferred Billing Program” shall mean any special Cardholder payment terms mutually agreed to by Bank and Company for certain Purchases, including deferred finance charges and deferred payments and subject to any terms and conditions set forth in writing by Bank.

“Discount Fee” shall mean an amount to be charged by Bank equal to Net Sales multiplied by the Discount Rate.

“Discount Rate” shall have the meaning set forth in Schedule 1.1.

“Disclosing Party” shall have the meaning set forth in Section 7.1(c).

“Disputed Matter” shall have the meaning set forth in Section 2.1(e)(v).

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Execution Date” shall have the meaning set forth in the introductory paragraph.

“Exercise Notice” shall have the meaning set forth in Section 9.6(b)(i).

“Exigent Circumstances” shall have the meaning set forth in Section 2.1(e)(vii).

“Fair Market Value” shall have the meaning set forth in Section 9.6(c).

“Form Factor” shall mean an actual or virtual device or application, regardless of form, mode of access, or site of account data storage, including an e-wallet or mobile device, that may be used to access an open-end credit card account, and that is either provided by (i) the account issuer or (ii) a third-party, whereby the account issuer provides direct authorization for the device or application to access the accountholder’s account.

“Forms” shall have the meaning set forth in Section 2.5(a)(i).

“GLBA” shall mean the Gramm-Leach-Bliley Act, Pub. L. 106-102.

“Goods” shall mean those goods sold at retail by Company to the general public through stores, catalog, the Internet or any other method mutually agreed upon by Company and Bank, where such goods are intended by Company for individual, personal, family or household use.

“Governmental Authority” shall mean any government or any political or administrative subdivision thereof or any entity exercising executive, legislative, judicial, regulatory, supervisory, or administrative functions of or pertaining to government, whether federal, state, local or territorial.

“Holiday Period” shall mean November 1 of a given calendar year through January 31 of the following calendar year.

“In-Store Payments” shall have the meaning set forth in Section 3.8(b).

“Indemnified Party” shall have the meaning set forth in Section 8.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.6(a).

“Information Systems” shall mean (i) computer hardware, including local, licensed, and cloud-based servers, personal computers, workstations, terminals, mobile devices, and network connectivity equipment (e.g., routers, cables), (ii) computer software, including local, licensed, and cloud-based operating systems, programs, and applications, and (iii) telecommunications equipment, including landline and cellular telephones, switchboards, transmission lines, and facsimile machines.

“Initial Term” shall have the meaning set forth in Section 9.1.

“Instant Credit” shall mean an in-store or online application procedure designed to open Accounts at point of sale or order entry whereby an application for credit is communicated to Bank either verbally at point of sale or systemically during the order entry process according to the Operating Procedures.

“Intellectual Property Rights” shall have the meaning set forth in Section 5.4(a).

“Interim Servicing Agreement” shall have the meaning set forth in Section 9.6(e)(i).

“Interim Servicing Period” shall have the meaning set forth in Section 9.6(e)(i).

“Interim Royalty” shall have the meaning set forth in Schedule 2.11(c)(i).

“Lerner” shall have the meaning set forth in the introductory paragraph.

“Licensed Bank Technology” shall have the meaning set forth in Section 5.8(b).

“Licensed Company Technology” shall have the meaning set forth in Section 5.8(a).

“Losses” shall mean any liability, damage, costs, fees, losses, judgments, penalties, fines, and expenses, including any reasonable attorneys’ fees, disbursements, settlements, and court costs, reasonably incurred by Bank or Company, as applicable, without regard to whether such Losses would be deemed material under this Agreement.  “Losses” shall not include costs that either Party would normally incur in the ordinary course of their respective businesses.

“Loyalty Program” shall have the meaning set forth in Section 2.9(a).

“Master File” shall have the meaning set forth in Section 2.8.

“Marks” shall mean Bank Marks and Company Marks.

“Marketing Fund” shall mean the [***]% of Net Sales for a given month that Bank made available to Company as Marketing Funds pursuant to the 2004 Agreement.

“Marketing Fund True-Up” shall have the meaning set forth in Schedule 2.11(c)(iv).

“Net Proceeds” shall mean Purchases less:  (i) credits to Accounts for the return or exchange of Goods or credits to Accounts as adjustments by Company for goodwill to a Cardholder, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day; and (ii) payments from Cardholders received by Company from Cardholders on Bank’s behalf; and (iii) any applicable Discount Fees in effect on the date of calculation. Notwithstanding the foregoing, if and to the extent that Bank so requests in writing at a time when Bank is required to make such request and Bank provides to Company evidence reasonable under the circumstances of such requirement, the credits payable to Bank pursuant to clause (i) above and the payments received by Company in clause (ii) above shall no longer be netted against the Net Proceeds payable by Bank pursuant to Section 3.6 but instead Company shall transfer the amount of each credit and payment to Bank by ACH of immediately available funds not later than the second Business Day following the date on which the events giving rise to such credit or payment occur (and the Net Proceeds payable by the Bank pursuant to Section 3.6 shall be made without deduction for such credits or payments).

“Net Sales” shall mean Purchases less credits or refunds for Goods, all as shown in the Transaction Records received by the Bank each Business Day (as corrected by Bank in the event of any computational error), and calculated each Business Day; provided, however, that for purposes of calculating the Net Write-Off Percentage in section 3.11, “Net Sales” shall include all products and services charged to an Account.

“Net Write-Off Amount” shall mean, for any period, an amount equal to the Receivables (excluding interest and fees) written-off by Bank minus the Recoveries related to written-off Receivables received during such period.

“Net Write-Off Percentage” shall have the meaning set forth in Section 3.11(d).

“Nevada Receivable” shall have the meaning set forth in the introductory paragraph.

“No Interest Notice” shall have the meaning set forth in Section 9.6(b)(ii).

“Normal Store Hours” shall have the meaning set forth in Schedule 2.1.

“Notice of Intent” shall have the meaning set forth in Section 9.6(a)(i).

“Online Prescreen Offer” shall mean a process where a pre-screened offer of credit is made to credit-worthy Customers in a real-time pre-approved process according to the Operating Procedures.

“Operating Committee” shall have the meaning set forth in Section 2.1(e)(i).

“Operating Committee Matters” shall have the meaning set forth in Section 2.1(e)(iii).

“Operating Procedures” shall mean Bank’s written procedures as may be amended from time to time pursuant to Section 2.4.

“Overlapping Data” shall have the meaning set forth in Section 6.4(a).

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personally Identifiable Information” shall mean any information that: (i) is “nonpublic information” under the GLBA; (ii) alone, or together with other personal or identifying information, relates to a specific, identifiable individual; or (iii) any other personally identifiable consumer information that is subject to privacy protections under Applicable Law.

“Plan” shall mean the private label credit card program established by Company and Bank for Customers of Company by and through this Agreement.

“Plan Year” shall mean each consecutive twelve (12) month period commencing on November 1, 2004 and each anniversary thereof.

“Portfolio” shall have the meaning set forth in Section 9.6(a)(i).

“Potential Purchaser” shall have the meaning set forth in Section 9.6(a)(i).

“Privacy Policy” shall have the meaning set forth in Section 7.2(b).

“Purchase” shall mean a purchase of Goods, including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to a Cardholder using an Account as provided for under this Agreement.

“Purchase Option Expiration Date” shall have the meaning set forth in Section 9.6(b)(i).

“Quick Credit” shall mean an in-store application procedure designed to open Accounts as expeditiously as possible at point of sale, whereby an application for an Account is processed without a paper application being completed by an Applicant.  An Applicant’s credit card (Visa, MasterCard, American Express, Discover or other Bank approved private label card) is electronically read by a terminal that captures the Applicant’s name and credit card account number.  Other data shall be entered into that same terminal by Company Retail Store associate as specified in the Operating Procedures.  This data is used by Bank to request a credit bureau report and make a decision whether to approve or decline the Applicant.

“Rates and Fees” shall have the meaning set forth in Section 2.1(c).

“Receivable” shall mean any and all amounts owing on the date of calculation on an Account, including, without limitation, principal balances from outstanding Purchases, accrued finance charges, late fees and any other fees assessed on the Accounts, less any payments and credits received with respect to the Accounts as of the close of business on the preceding day, but excluding any receivables which have been written-off on the Accounts.

“Receiving Party” shall have the information set forth in Section 7.1(c).

“Recoveries” shall mean payments, net of unrecouped collection fees and expenses, including without limitation, agency and attorneys’ fees, received on Accounts previously written-off by Bank.

“Regular Revolving Purchases” shall mean Purchases which are not subject to any promotional financing or deferred interest programs..

“Related Party” shall have the meaning set forth in Section 8.1.

“Relationship Manager” shall have the meaning set forth in Section 2.1(d)(i).

“Renewal Term” shall have the meaning set forth in Section 9.1.

“Required Change” shall have the meaning set forth in Section 2.4(b)(i).

“Reviewable Materials” shall have the meaning set forth in Section 2.3(b)(ii).

“RFP Data” shall have the meaning set forth in Section 9.6(a)(ii).

“Representative” shall have the meaning set forth in Section 7.1(c).

“Royalty True-Up” shall have the meaning set forth in Schedule 2.11(c)(iv).

“Sales Transaction Data” shall mean transaction information collected by Company in connection with sale of Goods, including the amount of the sale, a description of the items sold, the date and location of such sale, and Loyalty Program information.

“Second Look Program” shall have the meaning set forth in Section 3.12(b).

“Senior Officers” shall have the meaning set forth in Section 2.1(e)(v).

“Service Event” shall mean a failure by Bank to meet a Base Level (as identified in Schedule 2.1) for a single Service Standard during one calendar month; provided that such failure was not caused by any unprivileged action or action in violation of this Agreement by Company or inaction of Company (where Company has a duty to act) or by a force majeure event specified in Section 10.11.

“Service Standard” shall mean the performance or quantitative levels of performance set forth in Schedule 2.1.

“Service Standard Termination Event” shall have the meaning given in Section 9.5(c).

“Servicer” shall have the meaning set forth in Section 3.8(b)(i).

“Soft Landing Period” shall have the meaning set forth in Section 9.6(g).

“Store Account” shall have the meaning set forth in Section 3.8(b)(i)(B).

“Store Payment Notice” shall have the meaning set forth in Section 3.8(b)(i).

“Technology” shall mean any data, databases, designs, drawings, information, manuals, specifications, schematics, software programs (including source and object codes and application program interfaces), technical or business processes, methods of operation, or methods of production.

“Term” shall mean the Initial Term and any Renewal Terms.

“Term Royalty” shall have the meaning set forth in Schedule 2.11(c)(ii).

“Third Party Programs” shall have the meaning set forth in Section 3.11(c).

“Third Party Providers” shall mean Bank Third-Party Providers and Company Third-Party Providers.

“Third Party Technology” shall mean any Technology that is not owned by a Party or its Affiliates and is licensed by a third-party (other than Company or its Affiliates, with respect to Bank; other than Bank or its Affiliates, with respect to Company) to a Party or its Affiliate.

“Termination Date” shall mean the effective date of the termination of this Agreement.

“Transaction Record” shall mean, with respect to each Purchase of Goods by a Cardholder from Company, each credit or return applicable to a Purchase of Goods, and each payment received by Company from a Cardholder on Bank’s behalf:  (a) the Charge Slip or Credit Slip corresponding to the Purchase, credit or return; or (b) a computer readable tape/cartridge or electronic transmission containing the following information: the Account number of the Cardholder, Company Retail Store number (or designation of Company Website) at which the Purchase, credit or return was made, the total of (i) the Purchase price of Goods purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, a description of the Goods purchased, credited or returned and the authorization code, if any, obtained by Company Retail Channel prior to completing the transaction; or (c) electronic record whereby Company Retail Channel electronically transmits the information described in subsection (b) hereof to a network provider (selected by Company at its expense), which in turn transmits such information to Bank by a computer tape/cartridge or electronic tape or transmission.

1.2                               Order of Precedence.  In the event any provision of any Schedule or Exhibit conflicts with a provision in the body of this Agreement, the provision in the body of this Agreement shall control, unless such provision of the Schedule or Exhibit expressly states that it supersedes a specifically identified Section in the body of this Agreement, in which case such specifically identified Section shall be superseded only with respect to the specific provision of such Schedule or Exhibit.  In the event of a conflict between the Operating Procedures and any provision of this Agreement, the provision in this Agreement shall control.

1.3                               Interpretation and Construction.

(a)                                 Each definition in this Agreement includes the singular and plural.

(b)                                 The terms “include” and “including” are meant to be illustrative and not exclusive, and shall be deemed to mean “include without limitation” or “including without limitation.”

(c)                                  The word “or” is disjunctive, but not necessarily exclusive, except where clearly indicated by the context.

(d)                                 The word “and” is conjunctive only.

(e)                                  The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Schedules and Exhibits), unless the context clearly indicates to the contrary (for example, where a particular Section, Schedule or Exhibit is the intended reference).

(f)                                   Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

(g)                                  Text enclosed in parentheses has the same effect as text that is not enclosed in parentheses.

(h)                                 Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of this Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder, unless otherwise provided.

(i)                                     References to “days” mean calendar days unless otherwise indicated through the use of the phrase “Business Day.”

(j)                                    This Agreement is the joint product of Company and Bank and each provision hereof has been subject to mutual consultation, negotiation and agreement of Company and Bank; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any Party based on the fact that either Party controlled the drafting of the document.

(k)                                 Any Article, Section, Subsection, Paragraph or Subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(l)                                     Unless the context otherwise requires or unless otherwise provided herein, all references in this Agreement to a particular agreement, instrument, or document also shall refer to all schedules or exhibits, renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document.

1.4                               2004 Program Agreement.  As of the Effective Date, the 2004 Program Agreement is terminated, subject to the provisions of this Section 1.4 and expressly stated herein to be effective as of the Execution Date.  Notwithstanding anything to the contrary in the 2004 Agreement, no early termination fees (including liquidated damages or any other payments for early termination) shall be due to Bank or Company under the 2002 Agreement.  For the avoidance of doubt, except as described in this Section 1.4, any provision in the 2004 Agreement specifically stated to survive termination or expiration shall survive such termination, including all obligations relating to settlement and payment for services, and the indemnification obligations of the parties thereto.

SECTION 2.                         CONTINUATION OF THE PLAN

2.1                               Scope and Administration of the Plan.

(a)                                 Generally.  Company and Bank have established the Plan to provide open-end credit for Company customers to purchase Goods from Company, to increase sales of Company, and to enhance customer convenience.  Qualified Applicants shall be granted an Account by Bank with a credit line in an amount to be determined by Bank in its discretion for each individual Applicant.

(b)                                 Service Standards.  Bank shall operate the Plan in accordance with the Service Standards set forth in Schedule 2.1, as may be modified from time to time at the reasonable request of Bank or Company and with the consent of the other Party, which shall not be unreasonably withheld.  Within fifteen (15) days after the end of each calendar month, the Bank will deliver to Company a report setting forth in reasonable detail data and other information, as requested by Company, demonstrating compliance during such calendar month with the Service Standards.  In the event Bank fails to satisfy the Service Standards set forth in Schedule 2.1, Company shall have the rights and remedies detailed therein.

(c)                                  Terms of Accounts.  Qualified Applicants desiring to use the Plan shall be granted an Account by Bank with a credit line in an amount to be determined by Bank in its discretion for each individual Applicant.  Subject to Sections 2.1(e) and 3.6(d) and to Applicable Law, Bank shall determine the terms and conditions of the Account to be contained in a Credit Card Agreement, including the available interest rates, annual percentage rate, and applicable fees (“Rates and Fees”).  The annual percentage rate for new Accounts as of the Execution Date shall be the United States Prime Rate plus 22.74%; provided that, if Credit Card Account Agreements reflecting such annual percentage rate are not ready for distribution as of the Execution Date, such annual percentage rate for new Accounts shall become effective as of the date that Credit Card Account Agreements reflecting such annual percentage rate are ready for distribution.

(d)                                 Relationship Management.

(i)                                     Relationship Managers.  Bank and Company each shall designate an individual with responsibility for the day-to-day management and administration of the Plan and the Bank-Company relationship (generally, a “Relationship Manager”; specifically, the “Bank Relationship Manager” and “Company Relationship Manager,” respectively).  Each Party shall endeavor to provide stability and continuity in the Relationship Manager positions. Each Party shall have appointed its initial Relationship Manager on the Effective Date. If a Party expresses concerns over the performance of a Relationship Manager, the other Party shall appropriately address such concerns, subject to Applicable Law as well as such Party’s policies and procedures.  If Bank desires to change the Bank Relationship Manager, the Company shall have the right to provide input on any proposed subsequent replacement.  Bank shall make commercially reasonable efforts not to change the Bank Relationship Manager for a period of twelve (12) months following the Effective Date.  If Bank provides an incentive compensation program for the Bank Relationship Manager, such program shall take Plan performance into consideration.

(ii)                                  Responsibilities of Relationship Managers.  Each of the Bank Relationship Manager and Company Relationship Manager shall serve as the other Party’s principal point of contact on Plan-related matters and shall lead the Relationship Manager’s respective team in executing its Party’s obligations under this Agreement and matters approved by the Operating Committee, other than those obligations that are to be executed through the Operating Committee.  The Relationship Managers shall collaborate to determine regular meeting dates, communication and reporting templates, management processes and critical business issues that should be brought to the Operating Committee.  Each Relationship Manager shall have sufficient authority to facilitate decision-making on behalf of his or her respective Party and shall have sufficient knowledge and experience to perform his or her responsibilities effectively and efficiently.

(iii)                               Bank Relationship Team.  In addition to the Bank Relationship Manager, Bank shall designate no less than three full-time Bank employees to day-to-day management and administration of the Plan and the Bank-Company relationship (the “Bank Relationship Team”).  Members of the Bank Relationship Team shall report to the Bank Relationship Manager, and each member of the Bank Relationship Team shall have sufficient knowledge and experience to perform his or her responsibilities effectively and efficiently.  If a vacancy is created on the Bank Relationship Team such that the Bank Relationship Team is comprised of fewer than three full-time Bank employees, Bank shall use commercially reasonable efforts to fill the vacancy within thirty (30) calendar days.

(iv)                              Field-Based Employees.  In addition to the Bank Relationship Manager and the Bank Relationship Team, Bank shall dedicate no less than three full-time Bank employees to (A) respond to operational issues; (B) communicate Bank requirements to Company for purposes of servicing Company Retail Stores; and (C) as contemplated by Section 2.1(f), provide training and support to Company Retail Stores to assist Company Retail Stores achieve Plan goals and objectives.  Any changes to the number of dedicated full-time Bank employees will be approved by the Operating Committee.

(v)                                 Notice of Events.  Company shall use commercially reasonable efforts to provide Bank with at least thirty (30) days’ prior written notice from the Company

Relationship Manager to the Bank Relationship Manager regarding any events initiated by Company which may materially impact the Purchase volume, Cardholder customer service telephone calls, Cardholder mail volume, new Account volume, and/or authorization volume.  Bank agrees to use commercially reasonable efforts to provide Company with fifteen (15) days’ advance written notice from the Bank Relationship Manager to the Company Relationship Manager regarding any events initiated by Bank that may materially impact the Plan service to the Cardholders or to Company.

(vi)                              Meetings.  No less than once per month, at the request of either Bank Relationship Manager or Company Relationship Manager, Bank shall host a conference call to discuss the Plan.

(e)                                  Operating Committee; Dispute Resolution Process

(i)                                     Continuation of Operating Committee.  Bank and Company have established an operating committee (the “Operating Committee”) to provide strategic and managerial guidance with respect to certain aspects of the Plan.  The Operating Committee shall continue to provide such guidance subject to this Section 2.1(e).

(ii)                                  Composition of Operating Committee.  The Operating Committee shall consist of six (6) members, with three (3) to be designated by Company and three (3) to be designated by Bank.  Each Party shall have one (1) vote on all Operating Committee Matters.

(iii)                               Responsibilities of Operating Committee.  The Operating Committee shall use commercially reasonable efforts to fulfill the following responsibilities (the “Operating Committee Matters”), subject to Applicable Law:

(A)                               provide guidance on establishing and implementing an operating plan for the Plan;

(B)                               review and discuss the Operating Procedures, including any proposed changes thereto;

(C)                               review and discuss the Credit Card Agreement, including Cardholder terms, Rates and Fees, and any proposed changes thereto;

(D)                               review and discuss Plan performance, including the Service Standards, as well as significant trends and projections with respect to Plan performance metrics, including Account applications, approvals, credit limits, volume, activation rates, credit penetration, and Credit Card utilization;

(E)                                review and discuss Plan competitiveness, including review and discussion of similar plans offered by Company’s direct competitors;

(F)                                 review and discuss the need for, and feasibility of, Information Systems and Technology enhancements to improve Plan operations and service to Customers;

(G)                               review and discuss need for, and division of expense for, joint training as contemplated by Section 2.1(f)(ii);

(H)                              review and discuss uses of intellectual property (of either Party, its Affiliates or of a third-party), data security, data protection, disaster recovery and business continuity practices as they relate to the Plan, including any modifications thereto;

(I)                                   review and discuss branding and creative content of the Credit Card, Credit Card Agreement, including Cardholder terms and conditions, Credit Card applications, Billing Statements, the Bank Website, the Bank Mobile App, the Company Website, the Company Mobile App, and other Cardholder communications and materials;

(J)                                   provide strategic guidance with respect to Plan marketing activities;

(K)                               review and discuss servicing activities, including method and form of Cardholder contact;

(L)                                review and discuss the Loyalty Program, including any proposed changes;

(M)                            review and discuss adoption of new Form Factors or technology;

(N)                               review and discuss any quality surveys or Cardholder feedback;

(O)                               review and discuss any proposed closure or reduction in credit line of a significant number of Accounts, or changes to the Credit Standard that could reasonably be expected to result in the closure of a significant number of Accounts;

(P)                                 such other functions as agreed upon by both Company and Bank;

(Q)                               subject to Section 2.1(e)(v), with respect to both Company Matters and Bank Matters, review and resolve any Disputed Matter raised by a Party;

(R)                               review any matter that has material economic, risk or compliance implications to a Party or the Plan, including the credit terms, Rates and Fees, collection or recovery standards or the approval rates; and

(S)                                 review the mix and distribution of the use of Deferred Billing and other promotional programs.

(iv)                              Meetings of the Operating Committee.  The Operating Committee shall meet four (4) times per Plan Year.  Meetings of the Operating Committee may be in person, by telephone conference, or by other electronic means, as mutually agreed upon by the Parties.  If a meeting is to be in person, location of the meeting shall be mutually agreed upon by the Parties.  Either Party may call a special meeting of the Operating Committee at any time to address an issue of immediate concern, including for dispute resolution pursuant to Section 2.1(e)(v), or on reasonable prior notice in the event of a default by the other Party under this Agreement.

(v)                                 Dispute Resolution.  Either of the Relationship Managers may request the Operating Committee address any issue or disagreement the respective Party may have relating to the Plan (“Disputed Matter”).  If the Operating Committee cannot resolve the Disputed Matter within fifteen (15) days, then the Operating Committee shall refer the Disputed Matter to a senior officer at Bank and a senior officer at Company (collectively, “Senior Officers”) who shall meet and attempt in good faith to resolve such Disputed Matter.  Each Senior Officer must have authority to settle such Disputed Matter and be at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement or the Plan that are the subject of the Disputed Matter.  If such Senior Officers are not able to reach agreement within fifteen (15) days with respect to the Disputed Matter, the Parties agree that all Operating Committee Matters that are Company Matters will be decided within the sole discretion of Company, and all Disputed Matters that are Bank Matters will be decided within the sole discretion of Bank.  In the event the Disputed Matter is neither a Company Matter nor a Bank Matter, other provisions of this Agreement shall control, or, if there is no governing provision in this Agreement, the subject of the Disputed Matter will remain unresolved and as status quo.

(A)                               Company Matters.  If the Operating Committee and Senior Officers are unable to resolve the following Disputed Matters (“Company Matters”), Company shall have sole discretion to make a final decision:

(I)                                   subject to Section 2.3(a)(ii), all matters relating to Company Applicable Law;

(II)                              look and feel of the Credit Card, including the design thereof within Bank’s technical design specifications;

(III)                         all aspects of Forms, other than those described in Section 2.5(a)(i)(A);

(IV)                          usage of Company Marks or other Company intellectual property;

(V)                               the Loyalty Program, including any proposed changes thereto, subject to Section 2.9;

(VI)                          any maintenance of, and improvements to, any Company Information Systems used in connection with the Plan, including any capital expenditures of Company or its Affiliates for maintenance of, and improvements to, Company Information Systems in connection with the Plan;

(VII)                     any other capital expenditure, in addition to those mentioned in clause (VI) above, of Company or its Affiliates;

(VIII)                material changes to Company Technology;

(IX)                          the description of any Goods; and

(X)                               the management and retention of Company personnel.

(B)                               Bank Matters.  If the Operating Committee and Senior Officers are unable to resolve the following Disputed Matters (“Bank Matters”), Bank shall have sole discretion to make a final decision:

(I)                                   all matters relating to Bank Applicable Law;

(II)                              the underwriting criteria for the Plan;

(III)                         the Plan Privacy Policy, including any proposed changes relating thereto;

(IV)                          any capital expenditure of Bank or its Affiliates;

(V)                               material changes to Bank Technology

(VI)                          subject to Section 3.13, addition of Form Factors;

(VII)                     all matters related to Bank policies and the Operating Procedures;

(VIII)                changes to the Credit Card Agreement (other than design branding and creative content for the Credit Card Agreement), including Cardholder terms and the Rates and Fees;

(IX)                          all aspects of Forms described in Section 2.5(a)(i)(A) and (B);

(X)                               all matters related to credit terms, collection or recovery standards or the Credit Standards, including closure of Accounts;

(XI)                          all matters related to the methodologies used to calculate minimum payment or balance computation;

(XII)                     all matters related to servicing functions, including methods and form of Cardholder contact (subject to the Company approvals required by Sections 2.5 and 5.2);

(XIII)                all matters related to the design and implementation of recurring payments functionality; and

(XIV)                 any quality surveys for Cardholder feedback.

(vi)                              Formal Proceedings.  Notwithstanding the dispute resolution provisions of Section 2.1(e)(v), either Party may seek equitable relief at any time before or during such dispute resolution proceedings to protect its interests or to preserve the status quo pending completion of any dispute resolution process or to otherwise protect its rights or interests as permitted at law and in equity.  By seeking or obtaining such remedy, the Party seeking equitable relief hereunder will not waive any of the provisions of Section 2.1(e)(v).

(vii)                           Exigent Circumstances.  In the event of certain exigent circumstances that would or could reasonably be expected to result in (A) a material loss or material fraud caused by one Party against the other Party or the Plan, (B) violation of Applicable Law, or (C) a material breach of this Agreement by a Party (collectively, “Exigent Circumstances”), a Party may exercise its rights with respect to Company Matters or Bank Matters, as applicable, upon notice to the other Party prior to undertaking the dispute resolution procedures in Section 2.1(e)(v).

(f)                                   Training.

(i)                                     Operating Procedures Training; Applicable Law Training.  Bank shall provide periodic training to Company, including on-site training at Company Retail Stores, as reasonably necessary to ensure familiarity with the Operating Procedures, compliance with

Bank Applicable Laws, and/or industry best practices to facilitate in-store Plan promotion and administration, as mutually agreed upon by the Relationship Managers.  Bank shall bear the expense of such training, including production and duplication of training materials.  Company shall be authorized to reproduce training materials prepared and provided by Bank for Company training; provided that such materials shall be treated as proprietary information of Bank subject to compliance with Sections 6.3 and 7.1.  Such training shall be offered at intervals tied to changes to the Operating Procedures and/or Bank Applicable Laws.

(ii)                                  Company-Requested Training.  As mutually agreed upon by the Relationship Managers, Bank shall provide jointly with Company training on topics identified by Company related to the Plan.  The expense of such training shall be shared pursuant to terms mutually agreed upon by the Parties.

(g)                                  Customer Service and Company Retail Store Support.

(i)                                     Live Operators.  Bank shall provide a sufficient number of live operators for customer service and Company Retail Store support to accommodate anticipated call volumes based on historical trends.  Bank shall reasonably conform its hours of operation for Company Retail Store support to the hours of operation of Company Retail Stores, as may be changed by Company in its sole discretion from time to time during the Term.  As of the Effective Date, hours of operation for Company Retail Stores are from 9:00 a.m. through 12:00 a.m. Eastern Time, seven days a week.  Bank shall use commercially reasonable efforts to offer extended hours of operation for Company Retail Store support to accommodate certain promotional events or as reasonably requested by Company for reasons including early store openings and late store closures during the Holiday Period, upon thirty (30) business days’ prior written notice from Company.  The Bank’s schedule for providing live operator customer service, currently from 8 a.m. to 9 p.m. (Eastern Time) Monday through Saturday shall remain in effect.  Company shall have the right to monitor and provide feedback on recorded Customer calls on a periodic, mutually agreed-upon schedule for quality control, subject to Bank’s security and privacy policies.  In the event of a Cardholder’s complaint of poor customer service, Company may, subject to Applicable Law and at its election, listen to specific customer service calls for an agreed upon duration.

(ii)                                  Company Retail Store Support.  During all hours of operation for Company Retail Store support, Bank shall designate a sufficient number to act as primary point of contact to assist Company Retail Store associates on a real-time basis to clarify questions relating to application decisions, application entry errors, underwriting decisions, and credit limit levels.  This operator shall have the authority to make underwriting adjustments, including increasing a credit limit, within Bank’s risk management policies for the Plan to help an associate finalize a sale transaction.

(h)                                 Websites; Mobile Applications.

(i)                                     Bank shall maintain a website or websites where (A) Cardholders may obtain information about the Plan, view Account information (e.g., available credit, total balance, pending charges) and make payments to Bank electronically; and (B) Applicants may submit applications for Accounts, and potential Applicants may obtain information about the Plan, including the currently available Account terms (the “Bank Website”).  The Bank Website shall be optimized for mobile and desktop use.  In addition, Bank shall maintain a mobile device application where Cardholders may access similar, but not necessarily identical, functions stated in (A) above, and Applicants and potential Applicants may access similar, but not necessarily identical, functions stated in (B) above, that permit Cardholders to access Account information and make payments to Bank electronically (the “Bank Mobile App”).  The timing of implementation of functions for the Bank Mobile App may vary from the implementation of similar functions on the Bank Website, and certain functionality may only be available on a given Form Factor.  The Parties shall work together in good faith to develop appropriate functionality for each Form Factor.  The Bank Mobile App shall be available for use on Apple iOS and Google Android mobile operating systems, or such other operating systems as may be mutually agreed upon by the Parties.  Bank shall maintain technical, procedural and administrative safeguards to protect the integrity and confidentiality of Cardholder and Applicant information (including payment information) electronically transmitted to and from Bank via the Bank Website and the Bank Mobile App.  Bank represents and warrants that, to maintain the Bank Website and the Bank Mobile App and to ensure access to the Bank Website and the Bank Mobile App and reduce technical errors, the Bank Information Systems related to the Bank Website and Bank Mobile App currently function, and will continue to function, in a sound technical manner.  Bank shall appropriately monitor the Bank Website and the Bank Mobile App to ensure they are functioning properly and in accordance with the Service Standards and Applicable Law.

(ii)                                  Marketing content and branding conventions, including color, font and type size, and presentation of Company Marks, on the Bank Website and the Bank Mobile App shall be subject to written approval by Company; provided, however, (A) if at any time Bank, exercising its reasonable business judgment, determines any change to the marketing content of the Bank Website or the Bank Mobile App is necessary, Bank may make such change upon receipt of written approval from Company, which approval shall not be unreasonably withheld; and (B) Bank shall not need Company’s written approval for changes to the Bank Website or Bank Mobile App required by Bank Applicable Law.  Bank shall notify Company as soon as practicable in advance of executing any changes to the Bank Website or the Bank Mobile App required by Bank Applicable Law.

(iii)                               Bank may not market or advertise on the Bank Website or the Bank Mobile App products or services other than Plan and Goods without prior written approval from Company.

(iv)                              Company shall maintain on the Company Website at its sole expense a link or links to the Bank Website. Company represents and warrants that, to maintain the link, and to ensure access to the Bank Website and reduce technical errors, the Company Information Systems providing the link currently function, and will continue to function, in a sound technical manner.  Company shall appropriately monitor the Company Website to ensure the link or links are functioning properly.

(v)                                 Marketing content of links to the Bank Website on the Company Website, other than branding conventions, including color, font, and type size, and presentation of Bank Marks, shall be within Company’s sole discretion; provided, however, that Bank may request, and Company shall execute, changes to such marketing content and branding conventions to ensure the content and conventions comply with Bank Applicable Law.

(vi)                              Bank shall notify Company not less than ninety (90) days in advance of changing or otherwise modifying the web address for the Bank Website; upon receipt of such notice, Company shall update or modify the applicable links on the Company Website accordingly.  In providing the links, Company shall make it clear and conspicuous that the Customer is leaving the Company Website and is being directed to the Bank Website for the exclusive purpose of accessing the Bank Website.  Subject to Applicable Law, Bank shall use commercially reasonable efforts to ensure that a Customer may navigate from the Bank Website back to the Company Website, whether through a particular link, the “back” button on an web browser, the closing of an active window, or any other return mechanism, without interruption by Bank through the use of any intermediate screen or other device not specifically requested by the user, including without limitation through the use of any pop-up window or any other similar device.

(i)                                     Enhancements; Modifications; Upgrades.  Company may request that Bank make enhancements, modifications, and upgrades to Bank Information Systems, including payment, billing, and other systems and services Bank uses to operate the Plan and fulfill its duties under this Agreement.  Any such enhancements, modifications, or upgrades agreed to by Bank shall be made on terms, including fees, to be mutually agreed upon by the Parties.

(j)                                    Satisfaction Surveys.  Bank shall maintain a Cardholder satisfaction survey process to be administered in accordance with the procedures already in place at the Bank, at a cost comparable to its existing cost.  This survey should be an on-going, real-time process by which Bank and Company can measure Cardholder satisfaction.  Bank’s methodology for analyzing and assessing the results of the survey shall be subject to Company’s review and approval; provided that such approval shall not to be unreasonably withheld or delayed.  Bank shall provide the raw and analyzed survey results to Company on a quarterly basis in mutually agreed format.  Bank shall on a monthly basis discuss the trends of the survey data observed in the prior month’s results.  Company may request to provide collateral and other promotional material for use in the Cardholder satisfaction survey process subject to mutual agreement by the parties.  Subject to Section 3.7, Bank shall bear all costs of administering the Cardholder satisfaction survey process.

2.2                               Applications for Credit Under the Plan; Billing Statements; Account Servicing.

(a)                                 The following shall be the initial “Application Procedures” for the Plan:   (i) pre-approved offers of credit to certain customers, including Batch Prescreen Offers (deployed via email, but accepted via phone, Company Retail Store or Company Website), real-time prescreen offers (in Company Retail Store), and Online Prescreen Offers (via Company Website); (ii) Quick Credit (in Company Retail Store) and Instant Credit (via Company Website,

Company Retail Store and Bank Mobile App); and/or (iii) a general, open invitation for any customer to apply for credit.  At any time during the Term the parties may mutually agree to utilize any of Bank’s other application procedures.  Applicants who wish to apply for an Account under the Plan must provide application information on a form or in an electronic format approved by Bank, and Bank shall approve or deny the application for an Account based solely upon the Credit Standards.  Company shall provide a copy of the Credit Card Agreement to the Applicant.  The application shall be submitted to Bank by the Applicant or submitted by Company on behalf of the Applicant, as required in the Operating Procedures.  If Bank approves the application for an Account in accordance with Section 2.7, Bank shall (x) establish an Account for the Applicant, and (y) issue a Credit Card to the Applicant for purposes of accessing the Account.

(b)                                 Subject to Section 7.1(c), Company shall keep confidential the information provided by an Applicant on an application, and Company shall not disclose such information to anyone other than authorized Representatives of Bank and Company or as required by Applicable Law in the reasonable judgment of Company; provided, however, that this Section 2.2(b) shall not preclude Company from utilizing its own Customer information, which may duplicate certain information provided by an Applicant on an application, as long as Company did not obtain such Customer information solely from Bank.

(c)                                  Subject to Section 2.5, Bank shall generate for, and transmit to, all Cardholders a periodic Account statement listing the amounts of Purchases made and credits received and other information as required by Applicable Law and as mutually agreed by the Parties (“Billing Statement”).  Cardholders shall have an option to receive the Billing Statement in hardcopy.

(d)                                 As contemplated by Section 2.1(h), Bank has made available to Company application and Charge Slip processing via internet, such that Applicants who apply for an Account via internet and are approved are permitted to make an internet purchase promptly following such approval.  If Bank changes the requirements for connecting the Company Website or Company Information Systems to Bank Information Systems in order to comply with Applicable Law, to address specific security vulnerabilities, or otherwise implements such changes across all similarly situated portfolios, and such changes result in material implementation costs for Company, the Parties will mutually agree upon to what extent each Party will bear the expense, prior to the implementation of the change.  With respect to any other changes to the requirements for connecting the Company Website or Company Information Systems to Bank Information Systems, Bank shall reimburse Company for all costs reasonably incurred in the implementation of such change, including costs of any training and/or changes to existing Forms and other Plan documents. Bank shall provide Company with written notice of any such change at least sixty (60) days in advance of implementation, unless Applicable Law requires otherwise.

(e)                                  Bank shall bear all costs of generating and transmitting Billing Statements, collecting and processing Cardholder payments, providing Account notices to Cardholders, receiving and responding to Cardholder inquiries about Accounts, and communicating Account information to consumer reporting agencies (collectively, “Account Servicing”).  For avoidance of doubt:  Subject only to Section 3.7, Company shall not be responsible to Bank for any Bank costs associated with Account Servicing.

2.3                               Compliance with Applicable Law

(a)                                 Bank Compliance Obligations

(i)                                     Bank shall be solely responsible for compliance with Applicable Law related to Bank’s operation of the Plan, including with respect to Account documentation and disclosures, setting of credit terms, the Credit Card application review and approval process, billing, and collection and recovery standards in connection with the Plan (“Bank Applicable Law”).  Subject to 2.3(a)(ii), Bank Applicable Law shall exclude any Company Applicable Law.

(ii)                                  Bank shall advise or expressly direct Company reasonably promptly, on an on-going basis, about the requirements of Bank Applicable Law to the extent such Bank Applicable Law applies to Company solely because of Company’s participation in the Plan.  Bank’s obligation under this Section 2.3(a)(ii) shall include advising or expressly directing Company with respect to requirements for particular acts or practices that are contained in regulations and other published guidance from regulators, or expressly communicated to Bank (A) by Bank regulators or examiners to the extent such guidance is provided under the authority of Bank Applicable Law, or (B) through settlements with banks addressing particular acts or practices to the extent Bank determines to change its practices as a result of such settlements.  For the avoidance of doubt, Bank’s provision or approval of written materials and training materials, the Operating Procedures and Reviewable Materials used by Company shall be deemed advice and express direction to Company under this Section 2.3(a)(ii).  Pursuant to Section 2.1(f)(i), Bank shall train the relevant personnel of Company on principles of Bank Applicable Law as related to the Plan and Company obligations under this Agreement, including via the Operating Procedures.  To the extent that Bank fails to advise or expressly direct, or incorrectly advises or incorrectly directs, Company, as contemplated in this Section 2.3(a)(ii), Bank shall protect, indemnify, defend and hold harmless Company (and its employees, officers and directors) from any Damages arising therefrom in connection with any third party claims, pursuant to Section 8.2, but only to the extent of Damages actually paid by either Party.  Notwithstanding the foregoing, Bank shall incur no indemnity obligation to Company for matters that are Company’s obligations as a retailer.

(iii)                               Notwithstanding Section 2.3(a)(i), except as provided in Sections 2.3(a)(ii) and 2.3(b)(i), Bank shall not be responsible for any action or omission by Company taken in violation of Bank’s instructions.

(iv)                              Bank shall ensure that the Operating Procedures, Reviewable Materials and other written materials and training materials developed by or approved by Bank and provided to Company do not direct Company to take actions that violate Bank Applicable Law.

(b)                                 Company Compliance Obligations

(i)                                     Company shall be solely responsible for compliance with Applicable Law related to Company sale of Goods and the participation by Company in the Plan, including any compliance requirements related to the offering of Goods (“Company Applicable Law”) except to the extent failure by Company was caused by Bank’s failure to comply with its obligations in Section 2.3(a), in which case Bank shall be solely responsible and Company shall not be in default of its foregoing obligations under this Section 2.3(b) in the event of such failure by Bank.  Company shall advise or expressly direct Bank reasonably promptly, on an on-going basis, about the requirements of Company Applicable Law to the extent such Company Applicable Law applies to Bank solely because of Bank’s participation in the Plan.

(ii)                                  Company shall submit any consumer-facing Account documentation produced by Company, including all promotional, advertising and other written materials used by Company that mention the Plan (“Reviewable Materials”) to Bank for review of their compliance with Bank Applicable Law; provided, that the Operating Committee may adopt reasonable procedures for pre-approval of materials used on a recurring basis.  Upon receipt of Reviewable Materials, Bank shall review and reply to Company to identify any legal compliance problems with such Reviewable Materials or to otherwise state that Bank has reviewed and approved the legal compliance of such Reviewable Materials.  Bank shall reply to Company as contemplated in the previous sentence within five (5) Business Days of receiving Reviewable Materials from Company.

(iii)                               Company may not use any Reviewable Materials unless approved by Bank.  If Bank specifies to Company a material risk that certain Reviewable Materials reviewed under this Section 2.3(b) may fail to comply with Bank Applicable Law, Bank agrees to consult with Company to determine if such Reviewable Materials can be modified to eliminate that risk.

(c)                                  Cooperation.  Each of Bank and Company shall cooperate, in a commercially reasonable manner and in good faith, in support of and compliance with any Plan policies that are required by Bank Applicable Law or Company Applicable Law.  Each of Bank and Company shall promptly notify the other Party of any changes in Bank Applicable Law and Company Applicable Law, respectively.

2.4                               Operating Procedures.

(a)                                 Bank shall maintain, and Company shall observe and comply with, the Operating Procedures.  Company shall use commercially reasonable efforts to ensure Company associates are trained on the requirements of the Operating Procedures and shall ensure such associates’ compliance with the Operating Procedures.

(b)                                 The Operating Procedures may be amended or modified by Bank from time to time in its reasonable discretion; provided, however, notice of any amendment or modification to the Operating Procedures shall be provided to Company at least ninety (90) days before the effective date, unless otherwise required by Applicable Law.  For such amendments or modifications required by Applicable Law, notice to Company shall be provided as quickly as practicable.

(i)                                     If an amendment or modification to the Operating Procedures is (a) required by Applicable Law, or (b) determined by the Bank in good faith to be necessary to ensure Bank’s safe and sound banking practices and Bank implements the amendment or modification with all or substantially all other similarly situated clients, Bank may indicate in its notice to the Company that the amendment or modification is a “Required Change.”  Company shall execute a Required Change promptly after receiving notice.

(ii)                                  If an amendment or modification to the Operating Procedures is not a Required Change, Company shall have the right within thirty (30) days of receiving notice of the change to dispute the change pursuant to the dispute resolution procedures outlined in Section 2.1(e)(v).  If the Parties are not able to reach agreement on an amendment or modification to the Operating Procedures through the dispute resolution process outlined in Section 2.1(e)(v), then Bank shall have the right to treat the amendment or modification as a Required Change; provided that (A) Bank implements such amendment or modification with all or substantially all of its other similarly situated clients, (B) such amendment or modification does not amend or modify the chargebacks section of the Operating Procedures, and (C) such amendment or modification does not affect the calculation of payments made to Company under Section 2.11 or otherwise impose a material adverse financial or operational burden on Company.  If the Bank elects to treat an amendment or modification as a Required Change as contemplated by this Section 2.4(b)(ii), Bank shall promptly provide notice of such election to Company, and Company shall execute the Required Change promptly after receiving notice.  In the event Bank implements an amendment or modification to the Operating Procedures that is not a Required Change pursuant to Section 2.4(b)(i) that Company believes would reasonably be expected to result in a material adverse effect on the Plan, Company shall promptly notify Bank and discuss in good faith measures that can be implemented to mitigate such material adverse effect.  Thereafter, Company shall pay the first One Hundred Thousand Dollars ($100,000) of Company’s costs required to implement the change, and the Parties shall share equally in the Company’s costs required to implement the change in excess of One Hundred Thousand Dollars ($100,000).

2.5                               Plan Documents.

(a)                                 Design of Plan Documents.

(i)                                     Subject to Section 5.2 and Applicable Law, Bank shall design the content and format of the Credit Card, the Credit Card Agreement, the application for an Account, the Billing Statement, the new Account/Cardholder welcome kit, and other Cardholder communications and materials, other than the specific materials described in the next sentence, to be used under the Plan (collectively, “Forms”) to the extent such content and format (A) relate to the Bank’s or the Cardholder’s rights or obligations under the Account, or (B) are required by Bank Applicable Law.  In addition, Bank shall design the content and format of all privacy statements, Account notices, and collection letters; provided that, in all privacy statements, Account notices, and collection letters, Bank may not use any Company Mark other than Company’s name; provided, further, that, in such documents, Bank may only use Company’s name to the extent it is necessary to identify the Account and avoid Customer confusion.

(ii)                                  Bank and Company shall jointly design the marketing and other aspects of the Forms not covered by Section 2.5(a)(i)(A), including the use of Bank Marks and Company Marks; provided that all Form designs shall be subject to Section 5.2, which includes Company’s right to approve certain Forms before their first use, and to Applicable Law.  Only one design will be used for each Form.

(iii)                               Company shall have the right to review and approve all marketing messages contained in all Forms; provided that Bank shall have the right to ensure such messages comply with Bank Applicable Law.

(b)                                 Bank shall provide at Bank’s expense, consistent with Bank’s standard costs for such documents, appropriate quantities of Forms in English, and applications in Spanish; provided that excess costs due to Company’s special requests for non-standard documents shall be paid by Company.  Bank shall notify Company in advance of production if any document is not consistent with Bank’s standard costs and will provide Company with a written estimate of excess costs to be paid by Company for such document(s).  Additionally, Bank shall provide at Bank’s expense all communications and materials in connection with a Cardholder’s request for a new or replacement Credit Card.  Company shall provide at Company’s expense all other Plan documentation, including, promotional material (i.e., collateral), pre-approval solicitations, Instant Credit and Quick Credit contracts and special offers.  In the event Company requests Bank to reissue Credit Cards to Cardholders, and Bank approves, subject to Applicable Law, Company shall bear the cost of reissued Credit Card Agreements and Credit Card plastics, including embossing and encoding, card carriers, envelopes and postage.  In the event Company requests, and Bank agrees to, a change to the Plan that results in Forms becoming obsolete, Company shall reimburse Bank for the direct cost of unused, obsolete Forms.  In the event Bank modifies the available Account terms such that Forms become obsolete or Bank reissues Credit Cards to Cardholders for any reason other than Company’s request, Bank shall bear the cost of the producing and distributing new Forms, including embossing and encoding, card carriers, envelopes and postage, as applicable.

(c)                                  Postal Rate Adjustment.  Bank shall bear the costs of all increases in the cost of mailing Billing Statements, Forms, and other Cardholder servicing-related correspondence, due to increases in the cost of first class, pre-sort postage established by the United States Postal Service on or after the Effective Date.

2.6                               Administration of Accounts.  Bank shall perform, at its expense and in compliance with Applicable Law, all functions necessary to administer and service the Accounts, including making all necessary credit investigations; notifying Applicants in writing of approval or denial of credit under the Plan; generating and mailing Billing Statements; processing payments; handling Cardholder inquiries; and collecting Accounts.  Bank is solely responsible for determining the requirements, the method, and the content of any notices to Cardholders required by Applicable Law.

2.7                               Credit Decision.  The decision to extend credit to any Applicant under the Plan shall be solely Bank’s decision; provided, however, that Bank shall evaluate credit applications (regardless of application channel) and take risk action on existing Accounts based solely on credit criteria for individual Cardholders that are both commercially appropriate and compliant with Applicable Law.  Bank will work in good faith with Company to develop business strategies with respect to the issuance of Credit Cards which are intended to maximize the potential of the Plan, and which are mutually beneficial to Bank and Company.  Bank has established and shall update from time to time the credit standards governing extensions of credit under the Plan (“Credit Standards”).  The current Credit Standards applicable to the Plan are set forth in Schedule 2.7.  Bank may amend or modify the Credit Standards upon (i) receiving written acknowledgement from the Company, which acknowledgement shall not be unreasonably withheld, or (ii) determining in good faith that the amendment or modification is necessary to ensure the Bank’s safe and sound banking practices.  If the Bank elects to amend or modify the Credit Standards following a determination under item (ii) above, Bank shall promptly notify Company of the amendment or modification.  Once per Plan Year, Bank shall meet with Company to review the credit standards being applied by Bank in making its credit decisions under the Plan.

(a)                                 Changes in Approval Rates.  Subject to Section 2.1(e), Bank shall use commercially reasonable efforts to provide Company with at least thirty (30) days’ prior notice of any proposed material changes to rates of Account approval prior to implementation.  However, Company acknowledges that rates of approval and amounts of credit lines are influenced by the actual distribution of credit quality and that Bank makes no representation, warranty, or guaranty regarding approval rates.

(b)                                 Special Credit Programs.  Company may from time to time request Bank to consider offering certain types of special credit programs that are not contemplated in this Agreement.  Bank shall reasonably consider Company’s requests and negotiate with Company in good faith.  However, Bank shall, in its sole discretion, subject to Applicable Laws and safety and soundness considerations, determine whether or not to offer any of such programs.  In the event Bank agrees to any special credit program, Bank and Company shall mutually agree upon any special terms and fees associated with the program.

2.8                               Ownership of Accounts; Master File.  The Customers’ names, addresses and other Customer information collected by Company and, in connection with the Loyalty Program, and each as set forth in Company’s records, shall be the exclusive property of Company.  Company shall make the names and addresses of Customers who are not already Cardholders available to Bank, as permitted by Applicable Law, during the Term, to be used only for purposes of solicitation of such Customers to become Cardholders of Bank and in connection with the administration of the Plan in accordance with the terms of this Agreement.  Monthly (or more frequently, as mutually agreed upon by the Parties), Bank shall provide to Company one (1) master file containing the information set forth on Schedule 2.8 (the “Master File”) to the extent such information is available to Bank; provided that Company may use the information Master File solely in connection with maintaining and servicing the Accounts and for the purpose of marketing its Goods to the Cardholders, as permitted by Applicable Law.  The Parties may from time to time and by mutual agreement amend Schedule 2.8 to accommodate changes in Applicable Law or to add categories of information that Bank may make available to other similarly situated clients.  Company shall keep the Master File confidential and shall not sell or lease under any circumstance, or transfer or disclose its contents to any third-party except as provided in this Agreement, without Bank’s prior written consent.  The Accounts and all information related thereto, including the receivables, names, addresses, credit and transaction information of Cardholders, as set forth in Bank’s records shall be the exclusive property of Bank during and after the Term unless the Accounts are purchased by Company or a Potential Purchaser pursuant to Section 9.6.

2.9                               Loyalty Program.

(a)                                 Bank shall administer and manage a loyalty program for Cardholders in connection with the Plan (a “Loyalty Program”), consistent with practices currently in effect.  Company shall own the Loyalty Program, and will be responsible for determining its rules, funding the rewards related to it, and ensuring compliance with all Applicable Laws.  If Company creates a non-Cardholder loyalty/rewards program, the value proposition for the Loyalty Program shall be higher than the value proposition for any future non-Cardholder loyalty/rewards program.

(b)                                 Bank shall provide Company with certain Information Systems functionality tied to the Accounts to support the Loyalty Program for matters relating to recording the accumulation of loyalty points, loyalty points tracking, and loyalty points reporting.  Any such Information Systems functionality provided by Bank shall be at no additional charge to Company. to the extent the Loyalty Program: (i) is compatible with Bank’s existing or future functionality offered to Bank’s other similarly situated clients; (ii) is facilitated using monthly Billing Statements to active Accounts, (iii) does not require Bank to incur additional material internal or external expense; and (iv) does not include stand-alone mailings (unless the costs of such mailing were borne by Company).  Otherwise, such functionality, if available, shall be provided pursuant to terms (including fees payable to Bank) mutually agreed to by the parties.

2.10                        Reports.  Bank shall, at its sole expense, prepare and deliver to Company the reports described in Schedule 2.10 on the schedule set forth therein.  Bank may prepare and deliver additional reports requested by Company upon terms and at costs mutually agreed upon by the Parties.

2.11                        Plan Economics.  See Schedule 2.11, which terms are hereby incorporated by reference.

2.12   Protection Programs and Enhancement Marketing.  Company and Bank agree that Bank will have the exclusive right, but not the obligation, to make available to Cardholders various types of debt cancellation and credit related protection programs (collectively referred to herein as “Protection Programs”), as well as various types of products and services other than Protection Programs referred to collectively herein as “Enhancement Marketing Services.”  The fees for Protection Programs and/or Enhancement Marketing Services will be charged to the applicable Cardholder’s Account.  Any offering of Enhancement Marketing Services shall be approved by the Operating Committee, including any net profit sharing with Company in connection with such offering.  The frequency, total number and type of Enhancement Marketing and Protection Program offers by Bank will be reasonable in nature.

SECTION 3.                         OPERATION OF THE PLAN

3.1                               Honoring Credit Cards. Company agrees that Company and Company Retail Channels will honor any Credit Card.  Company shall deliver to Bank all Transaction Records evidencing transactions made under the Plan, in accordance with the provisions of this Agreement and the Operating Procedures.

3.2                               Additional Operating Procedures

(a)                                 In each Credit Card transaction Company must obtain all the information contained in clause (b) of the definition of Transaction Record.  The date which appears on the Charge Slip or Credit Slip will be prima facie evidence of the transaction date, and Company shall be required to transmit all Transaction Records relating to such Charge Slip and/or Credit Slip so that Bank receives such Transaction Records no later than the second Business Day after the transaction date; provided that if, as a result of technical disruptions, any store locations are not polled within a normal period after the occurrence of the underlying Transactions, Company may transmit such information relating to such store locations as soon as reasonably practicable after polling is completed.  The Cardholder copy of each Charge Slip shall be delivered to the Cardholder at the time of the transaction if the Cardholder is in the store.  The Charge Slip for all Purchases made via the Company Website shall be delivered to the Cardholder at the time of delivery of Goods to the Cardholder.

(b)                                 All Charge Slips will evidence the total price of the sale minus any cash down payment.  Company shall retain the merchant copy of all Company generated Charge and Credit Slips for each transaction for a period of six (6) months from the date of presentation to Bank or in the case of Deferred Billing Programs, six (6) months from the end of the applicable Deferred Billing Program.

(c)                                  Company will maintain a fair policy for the exchange and return of Goods and for that purpose will give credit to Accounts upon such exchange or return.  Company will not make cash refunds to Cardholders on Credit Card Purchases.  If any Goods are returned or price adjustment is allowed, Company will notify the Bank and provide appropriate documentation thereof to the Cardholder.  Upon receipt of Transaction Records reflecting a credit to which there has been a corresponding debit, Bank will net against amounts payable by Bank to Company the total shown on the Credit Slip, and credit the Cardholder’s Account in the amount of such Credit Slip.  If on any day the total amount of the Net Proceeds is a negative amount, Company shall remit the difference to Bank immediately upon written demand.

(d)                                 Company’s Retail Stores shall not, when the Credit Card and/or Cardholder is present in the store, accept a transaction to be charged to an Account without verifying, in accordance with the Operating Procedures, (i) the identity of the Customer, and (ii) his/her authorization to make Purchases on the Account.

3.3                               Cardholder Disputes Regarding Goods.  Company shall act promptly to investigate and work to resolve disputes with Cardholders regarding Goods obtained through Company pursuant to the Plan.  Company shall timely process credits or refunds for Cardholders utilizing the Plan.

3.4                               No Special Agreements.  Company will not extract any special agreement, condition or security from Cardholders in connection with their use of a Credit Card, unless approved in advance by Bank in writing.

3.5                               Cardholder Disputes Regarding Violations of Law or Regulation.  Company shall assist Bank in further investigating and using its reasonable efforts to help resolve any Applicant or Cardholder claim, dispute, or defense which may be asserted under Applicable Law.

3.6                               Payment to Company; Ownership of Accounts; Fees; Accounting.

(a)                                 Company shall electronically transmit all Transaction Records from Company to Bank in a format reasonably acceptable to Bank and Company.  Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Transaction Records, and in the time frames specified herein, Bank will remit to Company an amount equal to the Net Proceeds indicated by such Transaction Records for the Credit Sales Day(s) for which such remittance is made.  In the event Bank discovers any discrepancies in the amount of Transaction Records submitted by Company or paid by Bank to Company, Bank shall notify Company in detail of the discrepancy, and credit Company, or net against amounts owed to Company, as the case may be, in a subsequent daily settlement.  Bank will transfer funds via Automated Clearing House (“ACH”) to an account designated in writing by Company to Bank (the “Company Deposit Account”).  If Transaction Records are received by Bank’s processing center before 9 am Eastern time on a Business Day, Bank will initiate such ACH transfer the same Business Day and in the event that the Transaction Records are received after 9 am Eastern time on a Business Day, then Bank will initiate such transfer no later than the next Business Day thereafter.  Bank shall remit funds to one Company designated account and shall not remit funds to individual Company Retail Stores.  The term “initiate” shall mean that Bank shall transmit an ACH file to Bank’s financial institution for settlement on the next Business Day.

(b)                                 Bank shall own all the Accounts under the Plan from the time of establishment, and except as otherwise provided herein, Company shall not have any right to any indebtedness on an Account or to any Account payment from a Cardholder arising out of or in connection with any Purchases under the Plan.  Effective upon payment to Company by Bank pursuant to Section 3.6(a), with respect to each Charge Slip Company shall be deemed to have transferred, conveyed, assigned and surrendered to Bank all right, title or interest in all copies of such Charge Slips and in all other rights and copies of writings evidencing such Purchases, if any.

(c)                                  All Transaction Records are subject to review and acceptance by Bank.  In the event of a computational or similar error of an accounting or record keeping nature with respect to such Transaction Records, Bank may credit to Company’s Deposit Account or net against the Net Proceeds (as the case may be) the proper amount as corrected. If the Net Proceeds are insufficient, Company shall remit the proper amount to Bank immediately upon written demand.  Upon any such correction Bank shall give prompt notice and explanation thereof to Company.

(d)                                 Bank may make any changes in the terms of the Credit Card Agreement at any time as required by Applicable Law and will notify Company of such changes with notice to Company reasonable under the circumstances, or on an individual Account by Account basis, without notice to Company, in connection with its servicing of the Accounts.  With respect to any other changes in the terms of the Credit Card Agreement affecting the repayment terms, annual percentage rate or fees charged by Bank, Bank will, prior to making any such changes, notify Company of such changes and discuss such changes with Company.

(e)                                  Company shall obtain and maintain at its own expense Company Information Systems, including point of sale terminals, cash registers, network, telephone or other communication lines, software, hardware and other items of equipment as are necessary for it to request and receive authorizations, transmit Charge Slip and Credit Slip information, process Credit Card Applications and perform its obligations under this Agreement.  The computer programs and telecommunications protocols necessary to facilitate communications between Bank and Company and Company Retail Channels shall be determined by Bank from time to time subject to reasonable prior notice of any change in such programs, equipment or protocols.

(f)                                   Company may from time to time offer Deferred Billing Programs to Cardholders.  Company shall be responsible for ensuring that all Purchases subject to any Deferred Billing Programs are properly designated as such on the Transaction Record in accordance with Bank’s instructions.

(g)                                  Bank may if Company fails to pay Bank any amounts due (and such amounts are not subject to a good faith dispute of which Bank has been notified) to Bank pursuant to this Agreement for more than thirty (30) days after the due date, offset such amounts against the Net Proceeds or any other amounts owed by Bank to Company under this Agreement.

3.7                               Insertion of Company’s Promotional Materials.  Bank shall upon request of Company from time to time insert Company’s promotional materials for Company’s Goods, which are provided by Company at Company’s expense, into the Account Billing Statements, new Credit Card mailers, and satisfaction surveys (if surveys mailed), provided:  (a) the materials are provided to Bank at least five (5) Business Days prior to the scheduled mailing date of such statements or notices; (b) if the materials reference Bank or the Plan in any manner, are approved by Bank as to content, in Bank’s reasonable discretion; (c) the materials meet all size, weight, or other specifications for such inserts as shall be set forth in the Operating Procedures; (d) there is sufficient space in Bank’s standard envelope for the insert in addition to any legally required material, Cardholder notices and other materials which Bank is including in the mailing; and (e) Company pays any and all additional postage costs caused by Bank’s insertion of materials provided by Company, provided that Bank shall first notify Company of any additional postage cost and Bank will include the materials only if instructed by Company to insert regardless of the additional postage costs.

3.8                               Payments.

(a)                                 Except as provided in this Section 3.8, all payments to be made by Cardholders with respect to any amounts outstanding on the Accounts shall be made in accordance with the instructions of Bank and at the location or address specified by Bank.  Company hereby authorizes Bank, or any of its employees or agents, to endorse “COMENITY BANK” upon all or any checks, drafts, money orders or other evidence of payment, made payable to Company and intended as payment on an Account, that may come into Bank’s possession from Cardholders and to credit said payment against the appropriate Cardholder’s Account.  Company further agrees that where, consistent with this Section 3.8(a), or such other circumstance authorized by Bank, Company is permitted by Bank to receive any payment made with respect to the Plan, Company will on Bank’s behalf hold such payment in trust for Bank and will include the amount of such payment in the Transaction Records sent to Bank pursuant to this Agreement within one (1) Business Day after receipt provided that if, as a result of technical disruptions, any store locations are not polled within a normal period after the receipt of the payment, Company may transmit such information relating to such store locations as soon as reasonably practicable after polling is completed.  Bank will charge the amount of such payment against the settlement amount, or, if the settlement amount is insufficient to cover such payments, Company shall remit the amount of such payment, or any unpaid portion thereof, to Bank immediately upon written demand.  Payments made by Cardholders at Company Retail Stores shall not be deemed received by Bank until Bank receives and accepts the Transaction Records.  Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless an Account or Purchase is charged back to Company pursuant to the provisions of Section 3.9 of this Agreement.  Should any payment made by a Cardholder at a Company Retail Store be made by check and such check is subsequently returned unpaid, Company will charge the Cardholder’s Account for the face amount of the check plus any actual return check fees paid by Company to its third-party depository bank or third-party re-presentment vendor in the Transaction Records sent to Bank pursuant to this Agreement. Company will process such returned check in accordance with the procedures mutually agreed upon in writing by Bank and Company.  In the event the return check fees imposed by or through any third-party vendor retained by Company for re-presentment of such checks for payment following any initial return increase after the Effective Date, Company shall give Bank written notice of the increase in such fees and Bank shall have the right to discontinue paying the fees imposed by or through such third-party re-presentment vendor, in which event, Company may discontinue processing such returned checks through the re-presentment vendor and shall submit checks returned unpaid by the bank of first deposit to Bank.

(b)                                 Company will, consistent with past practices, accept payments from Cardholders for amounts due on Credit Card Accounts (“In-Store Payments”).  Any In-Store Payments received by Company will be held in trust for Bank and its assigns and netted against amounts payable by Bank pursuant to this Section 3.8 (provided that Company shall not be required to keep In-Store Payments separate from other payments received by Company) and evidence of such payments will be transmitted to Bank on a daily basis; provided that (i) if, as a result of technical disruptions, any store locations are not polled within a normal period after the receipt of the payment, Company may transmit such evidence relating to such store locations as soon as reasonably practicable after polling is completed or (ii) if transmittal is not possible due to a force majeure event, such transmittal will be completed within a time reasonable under the circumstances.  Notwithstanding the foregoing:

(i)                                     if any bankruptcy or other insolvency proceeding has been commenced against Company (and so long as the same has not been dismissed), Company shall promptly comply with any written instruction (a “Store Payment Notice”) received by Company from Bank or any successor to Bank (Bank or any such successor being the “Servicer”) to take either of the following actions (as specified in such instruction):

(A)                               cease accepting In-Store Payments and thereafter inform Cardholders who wish to make In-Store Payments that payment should instead be sent to Servicer (but only if the Servicer is required to give such notice); or

(B)                               (I) deposit an amount equal to all In-Store Payments received by each retail location operated by Company, not later than the Business Day following receipt, into a segregated trust account (the “Store Account”) established by Company for this purpose and, pending such deposit, to hold all In-Store Payments in trust for Bank and its assigns, (II) use commercially reasonable efforts not to permit any amounts or items not constituting In-Store Payments to be deposited in the Store Account and (III) cause all available funds in each Store Account to be transferred on a daily basis to an account designated in the Store Payment Notice; provided that Company need not take the actions specified in clause (A) or clause (B) if Company or any of its Affiliates provides the Servicer with a letter of credit, surety bond or other similar instrument covering collection risk with respect to In-Store Payments and all required conditions with respect to such letter of credit, surety bond or other similar instrument are satisfied;

(ii)                                  if and to the extent that Bank so requests in writing at a time when Bank is required to make such request and Bank provides to Company evidence reasonable under the circumstances of such requirement, In-Store Payments shall no longer be netted against amounts payable by Bank pursuant to subsection 3.8(a), but instead Company shall transfer to Bank by ACH of immediately available funds not later than the third Business Day following receipt of any In-Store Payments, an amount equal to the sum of such In-Store Payments.

(c)                                  Provided Company complies with instructions delivered in accordance with paragraph (b)(i) or (b)(ii), any amounts payable by Bank to Company pursuant to Section 3.6 shall be made without deduction for In-Store Payments.

3.9                               Chargebacks.  Bank shall have the right to demand immediate purchase by Company of any Purchase and charge back to Company the unpaid principal balance relating to any such Purchase, for any chargeback reason as set forth in the Operating Procedures.

3.10                        Assignment of Title in Charged Back Purchases.  With respect to any amount of a Purchase to be charged back to and to be purchased by Company, Company shall either pay such amount directly to Bank in immediately available funds or Bank will offset such amount as part of the Net Proceeds to be paid to Company, to the extent the balance thereof is sufficient.  Upon payment of such amount by Company to Bank, or off-setting, as the case may be, Bank shall assign and transfer to Company, without recourse, all of Bank’s right, title and interest in and to such Purchase and will deliver all documentation (or copies) in Bank’s possession, including but not limited to, Cardholder correspondence regarding such Purchase. Company further consents to all extensions or compromises given any Cardholder with respect to any such Purchase, and agrees that such shall not affect any liability of Company hereunder or right of Bank to charge back any Purchase as provided in this Agreement; provided, however, that Bank shall not have the right to charge back for any Purchase the amount of any reductions, or compromises of amounts owed by a Cardholder to Bank.  Company shall not resubmit or re-transmit any charged back Purchases to Bank, without Bank’s prior written consent.

3.11                        Promotion of Plan; Non-Competition; Acquisitions.

(a)                                 Throughout the Term, Company and Bank shall use commercially reasonable efforts to market, promote, participate in and support the Plan as set forth in this Agreement.

(b)                                 Company agrees that in consideration and as an inducement for Bank to make the Plan available to Company as outlined in this Agreement and the Operating Procedures, from the Effective Date and throughout the Term, Company will not, directly or through a third-party issuer, offer, issue or originate any “private label” or “co-brand” revolving credit product or program similar in purpose to the Plan and bearing Company Marks, except that if either Party provides notice of termination pursuant to Section 9.1 of this Agreement or if Company terminates under Section 9.3 of this Agreement, Company may enter into a contract with another credit card provider effective on or after the Termination Date.  Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit or prevent Company from:  (i) accepting any major general purpose credit card (including American Express, MasterCard, Visa, or Discover), any form of general purpose debit card or fixed payment (installment) credit programs or other payment options, such as PayPal, as a means of payment by Cardholders for purchase of Goods; or (ii) accepting a proprietary credit card issued by Bank for an Affiliate of Company if permitted by Bank pursuant to Section 3.1;  (iii) entering into a contract with another credit card provider for a particular state after Bank has terminated (or given notice of such termination) the Plan in such state pursuant to Section 9.4; (iv) entering into a contract with another credit card provider for a particular product that Bank has elected not to offer under Section 2.7 of this Agreement; (v) entering into a contract with any payment processor for Company to be able to accept payment devices such as those listed under (i) above; or (vi) acquiring or merging with other retailers from time to time that have a private label credit card program similar to the Plan; provided, that the credit card for such program is not honored or promoted by Company in Company Retail Channels.

(c)                                  If Company acquires, or is acquired by, a third-party retailer that is subject to one or more existing consumer credit card programs that is exclusive to such third-party retailer (“Third Party Programs”), Company shall have the right to continue to offer such Third Party Programs with a third-party issuer without being deemed to be in breach of this Agreement, including Section 3.11(b); provided, Company may not perform acquisition activity of any kind for such Third Party Programs in any of the Company Retail Channels.  If a Third Party Program situation occurs, Company may accept any private label credit cards issued for such Third Party Programs as payment for Goods; provided that Cardholders may use the Credit Card as a form of payment for such Third Party Programs.

(d)                                 Notwithstanding the restrictions in Section 3.11(b), Company shall be entitled to negotiate with any third-party with respect to the issuance of co-branded bank credit cards bearing a Company Mark and to accept any Bona Fide Offer by such third-party if, prior to accepting such Bona Fide Offer, Company provides Bank with an opportunity to submit a competing offer and counteroffer (as outlined below) with respect to the issuance of co-branded bank credit cards bearing the Company Mark, and Bank’s competing offer and counteroffer is not deemed to be “Competitive.”  Bank’s competing offer or counteroffer shall be deemed to be “Competitive” if it has terms which are either (i) at least as favorable to Company as such Bona Fide Offer or (ii) taken as a whole, are reasonably competitive in the reasonable judgment of Company to such Bona Fide Offer. A Competitive offer or counteroffer by Bank shall be accepted by Company in lieu of such Bona Fide Offer. Company will provide to Bank a copy of all materials (such as requests for proposals and the like) provided by Company to all third-parties for the purposes of soliciting Bona Fide Offers, such materials to be provided to Bank at the same time Company provides them to the third-parties. Bank will be given at least thirty (30) days (or such longer period of time as is given to the third-parties) to submit a competing offer to Company In addition, if Bank submits within the thirty (30) day (or longer) period a competing offer in response to a Bona Fide Offer or solicitation of a Bona Fide Offer, and that competing offer is not deemed to be Competitive, then prior to accepting the Bona Fide Offer Company will identify and quantify to Bank the key terms and assumptions (of Company and the third-party) of the Bona Fide Offer (however, Company shall not be required to provide Bank with a copy of the actual Bona Fide Offer) and Bank will have fifteen (15) days after receipt of such key terms to submit a counteroffer to Company and Company will evaluate any counteroffer submitted by Bank within such fifteen (15) day period according to the Competitive standards set forth in clauses (i) and (ii) above and will accept Bank’s offer in lieu of such Bona Fide Offer if the Competitive standards are met.   For purposes of this Section 3.11, “Bona Fide Offer” means an offer to Company with respect to a program of at least two (2) years’ duration for the issuance of co-branded bank credit cards that is, in Company’s reasonable judgment, generally competitive in light of marketplace conditions existing at the time (such marketplace conditions to include, without limitation, other offers with respect to co-branded bank credit cards being made to Company, its Affiliates and other retail or catalogue merchants).  In the event that Company chooses a third-party for the issuance of co-branded bank credit cards as described above, then on an annual basis commencing on the first anniversary of the commencement of the third-party co-branded bank credit card program, Bank shall review its annual Net Write-Off Amount.  Bank shall divide such Net Write-Off Amount by the aggregate Net Sales for such period.  This result (“Net Write-Off Percentage”) will be compared with the result (“Base Net Write-Off Percentage”) of dividing the Net Write-Off Amount for the twelve (12) month period prior to the existence of the third-party co-branded bank credit card program (“Base Write-Off Amount”) by the aggregate Net Sales for the twelve (12) month period prior to the existence of the third-party co-branded bank credit card program.  If the then current Net Write-Off Percentage has increased between [***]% to [***]% over the Base Net Write-Off Percentage, then Company shall reimburse Bank for one-half of the Net Write-Off Amount that is greater than the Base Write-Off Amount.

3.12                        Low Score/Low Limit Program; Second Look Program.

(a)                                 Low Score/Low Limit Program.

(i)                                     Upon Company’s request, the Parties shall establish the “Low Score/Low Limit Program,” whereby, subject to this Section 3.12(a)(i), Bank shall establish an Account and issue a Credit Card to an Applicant who applies for such Account through Bank’s Instant Credit or Quick Credit application processes, but who fails to meet the credit score threshold for new Accounts established in the Credit Standards; provided that such Applicant (A) has a credit score within a range acceptable to Bank in its sole discretion, (B) meets all other criteria established in the Credit Standards, and (C) accepts Bank’s Credit Card Agreement.  Accounts established pursuant to the Low Score/Low Limit Program and this Section 3.12(a)(i) shall be known as “Low Score/Low Limit Accounts.”

(ii)                                  Low Score/Low Limit Accounts shall be Accounts, and shall be subject to the following terms and conditions in addition to those governing Accounts under this Agreement:

(A)                               Company shall pay Bank a fee equal to Fifteen United States Dollars ($15.00) for each Low Score/Low Limit Account established by Bank.  Such fees shall be paid to Bank quarterly according to Schedule 3.12.

(B)                               Low Score/Low Limit Accounts shall be granted an initial credit line of $[***].  Bank may in its sole discretion increase or decrease the credit line of a Low Score/Low Limit Account.

(iii)                               In the event the Parties establish the Low Score/Low Limit Program, either Bank or Company may discontinue the Low Score/Low Limit Program at any time during the Term by giving fourteen (14) days’ prior written notice to the other Party.  Such notice shall state the date on which the Low Score/Low Limit Program must discontinue and

Bank must cease to establish new Low Score/Low Limit Accounts.  A decision by either Party to discontinue the Low Score/Low Limit Program shall not affect the status of then-existing Low Score/Low Limit Accounts.

(b)                                 Second Look Program.

(i)                                     Company may, by itself or through a third-party, offer a source of credit, including through the issuance of another credit card pursuant to another credit card program to those Company customers whose Credit Card applications have been declined by Bank in any channel (each, a “Decline”) in accordance with this Section 3.12(b); provided, however, that any such offer may only be made to an individual after such individual has become a Decline (“Second Look Program”).

(ii)                                  If Company offers the Second Look Program either itself or through a third-party, Company and Bank shall work in good faith to establish procedures for implementation of such Second Look Program so that: (A) the Second Look Program does not materially interfere with the Plan; (B) Bank does not incur any material increase in operating costs or expenses in connection with the Plan as a result of the Second Look Program unless reimbursed by Company; (C) advertising for the Second Look Program is not confusingly similar to advertising for the Plan, excluding advertising for the Loyalty Program; (D) the cards used in connection with the Second Look Program may bear the Company Marks or any other trade name, trademark, service mark or logos of Company or its Affiliates; provided that the overall look and feel of such cards cannot be confusingly similar to the Credit Card; and (E) promotions of Goods used in connection with the Second Look Program do not or could not reasonably be expected to result in a material adverse effect on the Plan.

(iii)                               If Company offers the Second Look Program either itself or through a third-party, Bank shall, to the extent permitted by Applicable Law, (A) initially provide Company certain aggregated application data for Declines at a mutually agreeable time prior to the launch of the Second Look Program, and (B) establish a mechanism for Bank to send such information to Company for all Declines consistent with the then current Application Procedures (other than pre-approved offers of credit, including Batch Prescreen Offers, Online Prescreen Offers and real-time prescreen offers).

(iv)                              Notwithstanding Section 3.12(b)(iii), the Parties agree that Bank shall not be required to provide information to Company with respect to any Declines where the reason for Bank declining the Credit Card application was that it was an application for a duplicate credit card or a fraudulent application.

3.13                        Form Factors.

(a)                                 Subject to Section 3.11, Bank shall make available to Company any new Form Factors and account functionality at the time that Bank makes such new Form Factors and functionality available to substantially all Bank’s other similarly situated private label credit card programs, pursuant to terms (including allocation of costs for the implementation of such Form Factor) as mutually agreed to by the parties.

(b)                                 At any time during the Term, Company may request allowing Cardholders to include their Accounts, or any subsequently Bank issued co-branded Company products, in any mobile wallet or other initiative hosted by a third-party other than Bank; provided that such functionality is then-available to Company from Bank and subject to the mutual agreement of the Parties, including the terms and expenses thereof.

(c)                                  Company shall also have the right to request Bank to add a new Form Factor to the Plan.  Bank shall have sixty (60) days to respond with a written proposal regarding the feasibility, timing and cost of adding such new Form Factor to the Plan, with the time period for such response commencing after completion of due diligence as set forth below.  Company agrees to provide information reasonably requested by Bank in order to evaluate the requested new Form Factor, including the cost thereof, and the Parties agree to promptly complete reasonable due diligence regarding such new Form Factor within ninety (90) days from the date of Company’s written request to add the new Form Factor.  Upon receipt of Bank’s written proposal, Company and Bank shall negotiate in good faith for a period of sixty (60) days (or such longer period as may be agreed by Bank and Company) regarding the addition of such new Form Factor to the Plan (“Assessment Period”) and the division of responsibility for costs of such addition, including testing of the new Form Factor.  If a Party reasonably determines that the due diligence period set forth in this Section 3.13(c) is too long or too short in light of the nature of the proposed Form Factor, the Parties shall mutually determine whether to make a reasonable adjustment to such time period.

(d)                                 Subject to Section 2.1 (e)(v)((B), Bank shall cooperate and work together with Company in good faith with respect to any new Form Factors requested by Company pursuant to this Section 3.13.

3.14                        Third-Party Providers

(a)                                 Use of Third-Party Provider.  Each of Bank and Company may contract with a Third Party Provider to perform services contemplated under this Agreement.

(b)                                 Cooperation of Third-Party Provider.  Each of Bank and Company agrees that it shall (i) be responsible for the acts and omissions of its Third-Party Providers and (ii) use commercially reasonable efforts to cause its Third-Party Providers to cooperate with the other Party in connection with its respective obligations pursuant to this Agreement.  Each Party covenants and agrees that it shall cause its respective Third-Party Providers to comply with the obligations, representations, warranties, covenants, restrictions, limitations and prohibitions applicable to such Party as set forth this Agreement.  In the event a Third-Party Provider fails to perform any obligations on behalf of a Party, the applicable Party shall perform such obligations within three (3) Business Days after written notice from the other Party.  Company shall ensure that its ThirdParty Provider uses an address verification process in connection with Purchases where the shipping address and billing address are not the same.

(c)                                  Changes in Third-Party Provider.  Upon the request of Company, Bank will provide Company a listing of material Third-Party Providers.   Bank and Company will, as soon as reasonably possible, notify the other Party in writing of any actual or planned change in their respective material Cardholder-facing Third-Party Providers.  Bank hereby represents, warrants and covenants that none of the Bank Third-Party Providers that performs customer-facing customer servicing for Cardholders or the Plan will perform such services in an “offshore” location during the Term.  Neither Party shall be liable for any failure or degradation in the performance of its obligations under this Agreement that result from a change in the other Party’s Third-Party Provider.  Each Party shall reimburse the other Party for any reasonable expenses incurred by such other Party as a result of any failures by its respective Third-Party Providers to comply with this Agreement and the Operating Procedures.  To the extent a Party’s decision to choose a successor Third-Party Provider requires the other Party to incur costs to implement the Plan with such successor, the Parties shall negotiate in good faith to mitigate the expense to such other Party.  In the event Company raises any concerns with respect to a Third-Party Provider of Bank, Bank shall take reasonable efforts to address such concerns.

SECTION 4.                         REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1                               Representations and Warranties of Company.  Company hereby represents and warrants to Bank as follows:

(a)                                 Organization, Power and Qualification.  Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.  Company is duly qualified and in good standing to do business in all jurisdictions where Company is located, except where the failure to so qualify would not have a material adverse effect on the business of Company, or where the failure to so qualify would not have a material adverse effect on Company’s or Bank’s ability to continue operation of the Plan.

(b)                                 Authorization, Validity and Non-Contravention.  This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by Company and is a valid and legally binding agreement of Company duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(i)                                     No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Company is required for, and the absence of which would adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(ii)                                  The execution and delivery of this Agreement by Company hereunder and the compliance by Company with all provisions of this Agreement:  (A) will not conflict with or violate any Applicable Law; and (B) will not conflict with or result in a breach of or default under any of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Company is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Company, nor will such execution, delivery or compliance violate or result in the violation of the Articles of Incorporation or By-Laws of Company.

(c)                                  Accuracy of Information.  All factual information furnished by Company to Bank in writing at any time pursuant to any requirement of, or furnished in response to any written request of Bank under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Company to Bank will be, true, accurate and complete in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified.

(d)                                 Validity of Charge Slips.

(i)                                     As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, each Charge Slip relating to such Transaction Records shall represent the obligation of a Cardholder in the respective amount set forth therein for Goods sold, together with applicable taxes, if any, and shall not involve any element of credit for any other purpose.

(ii)                                  As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, Company has no knowledge or notice of any fact or matter which would immediately or ultimately impair the validity of any Charge Slip relating to such Transaction Records, the transaction evidenced thereby, or its collectability.

(e)                                  Compliance with Law.  Any action or inaction taken by Company (where Company has a duty to act) in connection with the Plan and the sales of Goods and the use and disclosure of Cardholder information by Company shall be in compliance with all Applicable Law except where the failure to comply does not or will not have a material adverse effect on Company, the Bank or the Plan.

(f)                                   Company Marks.  Company or any of its Affiliates has the legal right to permit Bank to use the Company Marks in the United States pursuant to Section 5.2.

(g)                                  Claims; Legal Actions.  As of the Effective Date, Company represents and warrants that there are no claims, counter-claims, suits, arbitrations, governmental or quasi-governmental investigations, or other legal, administrative, or tax proceedings, nor any orders, judgments, verdicts, or decrees, in progress or pending or, to its knowledge, threatened that would materially impair its ability to perform under this Agreement.

(h)                                 Financial Statements.  In the event Company ceases to make its financial statements publicly available, Company shall make available to Bank as soon as available the following information pertaining to Company:  (a) a consolidated balance sheet as for each fiscal year; (b) a consolidated statement of income, retained earnings, and paid-in capital for each fiscal year; (c) a consolidated statement of cash flow for of each such period; and (d) a copy of the opinion submitted by such Company’s independent certified public accountants in connection with such of the financial statements as have been audited.

4.2                               Covenants of Company.  Company hereby covenants and agrees as follows:

(a)                                 Notices of Changes.  Company will as soon as reasonably possible notify Bank of any:  (i) change in the name or form of business organization of Company, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (ii) merger or consolidation of Company or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Company; (iii) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on Company; or (iv) the planned opening or closing of any Company Retail Store or discontinuation of Company Website.  Company will furnish such additional information with respect to any of the foregoing as Bank may reasonably request for the purpose of evaluating the effect of such change on the financial condition and operations of Company and on the Plan.

(b)                                 Inspection.  Company will permit, if Bank has reasonable cause to do so, authorized Representatives designated by Bank, at Bank’s expense, to visit and inspect, to the extent permitted by Applicable Law, any of Company’s books and records pertaining to Transaction Records and the Plan and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at such reasonable times during normal business hours.

(c)                                  Company’s Business.  Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the sale of Goods.

(d)                                 Insurance.  Company shall self-insure or at its option maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other companies within Company’s industry engaged in similar businesses as Company.

(e)                                  Operating Procedures. Company will comply with the Operating Procedures.

4.3                               Representations and Warranties of Bank.  Bank hereby represents and warrants to Company as follows:

(a)                                 Organization, Power and Qualification.  Bank is a Delaware state bank duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.  Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Bank to carry out its obligations under this Agreement.

(b)                                 Authorization, Validity and Non-Contravention.  This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(i)                                     No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Bank is required for, and the absence of which would materially adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(ii)                                  The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement:  (A) will not conflict with or violate any Applicable Law; (B) will not conflict with or result in a breach of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Bank is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Bank, nor will such execution, delivery or compliance violate or result in the violation of the Charter or By-Laws of Bank or any applicable law or statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Bank.

(c)                                  Accuracy of Information.  All factual information furnished by Bank to Company in writing at any time pursuant to any requirement of, or furnished in response to any written request of Company under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Bank to Company will be true, accurate, and complete in every respect material to the transactions contemplated hereby on the date as of which such information has or will be stated or certified.

(d)                                 Compliance with Law.  Any action or inaction taken by Bank (where Bank has a duty to act) in connection with the Plan shall be in compliance with all Applicable Law, including, without limitation, all Consumer Laws, except where the failure to so comply does not or will not have a material adverse effect on the Bank, Company or the Plan.

(e)                                  Claims; Legal Actions; Investigations.  As of the Effective Date, Company represents and warrants that there are no claims, counter-claims, suits, arbitrations, governmental or quasi-governmental investigations, or other legal, administrative, or tax proceedings, nor any orders, judgments, verdicts, or decrees, in progress or pending or, to its knowledge, threatened that would materially impair its ability to perform under this Agreement.

4.4                               Covenants of Bank.  Bank hereby covenants and agrees as follows:

(a)                                 Notices of Changes.  Bank will as soon as reasonably possible notify Company of any:  (i) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (ii) merger or consolidation of Bank or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Bank; or (iii) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on the Plan.  Bank will furnish such additional information with respect to any of the foregoing as Company may reasonably request for the purpose of evaluating the effect of such transaction on the financial condition and operations of Bank and on the Plan.

(b)                                 Financial Statement.  Bank shall furnish to Company upon request by Company and as soon as available the following information pertaining to Bank:  (i) a consolidated balance sheet for each fiscal year; (ii) a consolidated statement of income, retained earnings and paid-in capital for each fiscal year; (iii) a consolidated statement of cash flow for each such period; and (iv) a copy of the opinion submitted by Bank’s independent certified public accountants in connection with such of the financial statements as have been audited.

(c)                                  Inspection.

(i)                                     Bank shall permit, once per Plan Year unless Company has reasonable cause to request more frequent access, authorized Representatives designated by Company, at Company’s expense, to visit and inspect, to the extent permitted by Applicable Law, any of Bank’s books and records pertaining to (A) Discount Fees, (B)  payments, and (C) any fees and charges other than the Discount Fees Purchases, and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at such reasonable times during normal business hours.

(ii)                                  Bank shall permit Company, once per Plan Year unless Company has reasonable cause to request more frequent access, during normal business hours and upon reasonable notice, and in a manner which does not disrupt the operations, to visit the offices at which services relating to the Plan are provided, to review and monitor the activities of Bank and its subcontractors with respect to the performance of services hereunder, including administration of the Loyalty Program. Bank shall provide Company with a copy of any annual SSAE 16 technical audits performed on the servicing of the Accounts by its outside auditors.

(d)                                 Bank’s Business.  Bank shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the issuance of credit by Bank.

(e)                                  Insurance.  Bank shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other banks engaged in similar businesses as Bank.

(f)                                   Regulatory Capital Status.  Bank shall be at least “adequately capitalized” as such term (or any successor term) is defined from time to time in regulations applicable to Bank’s capital.

(g)                                  Fraud.  Bank shall process all applications for an Account through Bank’s fraud and anti-money laundering systems used for applications of other, similarly situated clients.

SECTION 5.                         INTELLECTUAL PROPERTY

5.1                               Ownership of Company Trademarks.   Anything in this Agreement to the contrary notwithstanding, Company and its Affiliates are and shall remain the sole and exclusive owners of all right, title, and interest in and to the Company Marks and all tradenames, trademarks, service marks and logos of Company and its Affiliates and all Intellectual Property Rights therein and thereto.  Bank and its Affiliates agree not to, and shall not, claim any ownership interest in or to (including any Intellectual Property Rights in or to) the Company Marks or any other trade names, trademarks, service marks or logos of Company or its Affiliates, or assert any right to use the same except as expressly permitted by this Agreement.

5.2                               Company Marks.

(a)                                 Subject to the terms and conditions of this Agreement (including this Section 5.2), Company hereby grants to Bank a limited, non-exclusive, non-transferable (except as provided in Section 10.4), revocable license to use the Company Marks set forth in Schedule 5.2(a) in the United States during the Term in the creation, development, marketing, and administration of the Plan, with no right to sublicense except as expressly provided herein.  Subject to the terms and conditions of this Agreement (including this Section 5.2), the foregoing license includes use of the Company Marks in Plan-related promotional materials, advertising, websites, apps, marketing and solicitations, as well as on Credit Cards or any digital representation of a Credit Card or Account, or for Bank’s securitization activities.  Bank agrees that all use of the Company Marks, and all goodwill arising out of such use (whether under this Agreement or otherwise) shall inure to the sole benefit of Company and its Affiliates.

(b)                                 Bank’s right to use the Company Marks under this Agreement shall be subject to the following conditions and restrictions:

(i)                                     All use of the Company Marks shall conform to standards reasonably set by Company and communicated to Bank from time to time unless otherwise agreed to by Company in advance in writing.

(ii)                                  Prior to the first publication of any Forms, advertisements or other materials using the Company Marks, Bank shall submit a sample of each such Form,

advertisement or other material to Company for written approval of the use of the Company Marks provided that Company will provide a sample of the letterhead to be used for Cardholder letters.  Company shall have the right, in its sole reasonable discretion and at any time upon written notice to Bank, to prohibit the use of the Company Marks in any Forms, advertisements or other materials under this Agreement.

(iii)                               Bank shall not adopt or use, without Company’s prior written consent, any variation of the Company Marks or any other trade name, trademark, service mark or logo of Company or its Affiliates, or any word or mark similar to or likely to be confused with the same, nor shall Bank do anything or commit any act which might materially prejudice or adversely affect the validity of the Company Marks or any other trade name, trademark, service mark or logo of Company or its Affiliates, Company’s or its Affiliates’ ownership or exploitation thereof, or the goodwill associated therewith.

(c)                                  Upon the expiration or termination of this Agreement, the license set forth in this Section 5.2 shall automatically terminate, and Bank and its sublicensees shall immediately cease all use of the Company Marks; provided, that (i) Company grants Bank a limited, non-exclusive, non-transferable, revocable license, with no right to sublicense except as expressly provided herein, to use the Company Marks in the United States (A) during the Soft Landing Period in the marketing and administration of the Plan, (B) for a period of thirty (30) days immediately after the Soft Landing Period solely to the extent necessary to administer the then-remaining Accounts, and (C) during the Interim Servicing Period solely to the extent necessary to administer the then-remaining Accounts; and (ii) if Bank retains the Accounts after termination of this Agreement, Company grants Bank a limited, non-exclusive, non-transferable, revocable license to use the Company name (but not any other Company Marks) in the United States until the Accounts are liquidated, solely in connection with the administration and collection of the balance due on the Accounts to the extent required by Applicable Law, with no right to sublicense except as expressly provided herein; provided, however, Bank may continue to refer to Company’s name and use the text name of Company (but not any other Company Marks) for the purpose of servicing the Accounts until all Accounts are re-branded, substituted or liquidated, as applicable; provided, further, that in each of subclauses (i) and (ii), such use will be subject to the terms and conditions of this Agreement, including Section 5.2(b) and the prior written approval of Company, not to be unreasonably withheld.

(d)                                 Bank shall have no right to sub-license the rights granted under Section 5.2(a) or Section 5.2(c), except that Bank may, subject to the terms and conditions of this Agreement, including Section 5.2(b), sublicense the use of the Company Marks (i) to Bank Affiliates performing services pursuant to this Agreement, but only to the extent necessary to perform such services, (ii) to third-parties engaged by Bank or its Affiliates to perform services on behalf of the Bank or its Affiliates pursuant to this Agreement but only to the extent necessary to perform such services and with Company’s prior approval, and (iii) to third-parties to whom Bank transfers Accounts after termination of the Plan, in the event Company or its Potential Purchaser does not purchase the Accounts pursuant to Section 9.6(a), for use in connection with the collection of outstanding balances on the Accounts, but only to the extent required by Applicable Law to perform services with respect to such transferred Accounts.    Any use of the

Company Marks by a sublicensee pursuant to this Section 5.2(d) shall be subject to the terms and condition of this Agreement, including Section 5.2(b).  Bank is and shall remain responsible for all such sublicensees’ compliance with the terms of this Agreement, is responsible for the acts and omissions of such sublicensees, and any breach of this Agreement by any such sublicensee shall be deemed a breach hereof by Bank.

5.3                               Bank Marks.

(a)                                 Subject to the terms and conditions of this Agreement (including this Section 5.3), Bank hereby grants to Company a limited, non-exclusive, non-transferable (except as provided in Section 10.4), revocable license to use the Bank Marks set forth in Schedule 5.2(a) in the United States during the Term in the creation, development, marketing, and administration of the Plan, with no right to sublicense except as expressly provided herein.  Subject to the terms and conditions of this Agreement (including this Section 5.3), the foregoing license includes use of the Bank Marks in Plan-related promotional materials, advertising, websites, apps, marketing and solicitations.  Company agrees that all use of the Bank Marks, and all goodwill arising out of such use (whether under this Agreement or otherwise) shall inure to the sole benefit of Bank and its Affiliates.

(b)                                 Company’s right to use the Bank Marks under this Agreement shall be subject to the following conditions and restrictions

(i)                                     All use of the Bank Marks shall conform to standards reasonably set by Bank and communicated to Company from time to time unless otherwise agreed to by Bank in advance in writing.

(ii)                                  Company shall not adopt or use, without Bank’s prior written consent, any variation of the Bank Marks or any other trade name, trademark, service mark or logo of Bank or its Affiliates, or any word or mark similar to or likely to be confused with the same, nor shall Company do anything or commit any act which might materially prejudice or adversely affect the validity of the Bank Marks or any other trade name, trademark, service mark or logo of Bank or its Affiliates, Bank’s or its Affiliates’ ownership or exploitation thereof, or the goodwill associated therewith.

(c)                                  Upon the expiration or termination of this Agreement, the license set forth in this Section 5.3 shall automatically terminate, and Company and its sublicensees shall immediately cease all use of the Bank Marks; provided, that Bank grants Company a limited, non-exclusive, non-transferable, revocable license, with no right to sublicense except as expressly provided herein, to use the Bank Marks in the United States (i) during the Soft Landing Period in the marketing and administration of the Plan, (ii) for a period of thirty (30) days immediately after the Soft Landing Period solely to the extent necessary to administer the then-remaining Accounts.

(d)                                 Company shall have no right to sub-license the rights granted under Section 5.3(a) or Section 5.3(c), except that Company may, subject to the terms and conditions of this Agreement, including Section 5.3(b), sublicense the use of the Bank Marks (i) to Company Affiliates performing services pursuant to this Agreement, but only to the extent necessary to perform such services, and (ii) to third-parties engaged by Company or its Affiliates to perform services on behalf of the Company or its Affiliates pursuant to this Agreement but only to the extent necessary to perform such services and with Bank’s prior approval.    Any use of the Bank Marks by a sublicensee pursuant to this Section 5.3(d) shall be subject to the terms and condition of this Agreement, including Section 5.3(b).  Company is and shall remain responsible for all such sublicensees’ compliance with the terms of this Agreement, is responsible for the acts and omissions of such sublicensees, and any breach of this Agreement by any such sublicensee shall be deemed a breach hereof by Company.

5.4                               Intellectual Property Ownership; License to Technology.

(a)                                 Without limiting Section 5.1 or the licenses granted under Sections 5.2 and 5.3, as between the Parties, each Party is and shall remain the sole and exclusive owner of all right, title and interest in and to any and all Intellectual Property Rights (and all embodiments thereof, including Technology) (i) that such Party or its Affiliates own or control as of the Effective Date, (ii) that may be acquired by such Party or its Affiliates independent of this Agreement after the Effective Date, or (iii) that may be developed by or on behalf of such Party or its Affiliates after the Effective Date.  “Intellectual Property Rights” means any and all copyrights and related rights, database rights, trademark rights and similar rights, Internet domain names, trade secret rights, patent rights, mask work rights, and other intellectual or industrial property rights recognized in any jurisdiction worldwide, including any and all applications and registrations with respect thereto.

(b)                                 Nothing in this Agreement will, whether expressly or by implication, be deemed to transfer any ownership interest in or to a Party’s or its Affiliates’ Intellectual Property Rights (or any embodiment thereof) to the other Party or its Affiliates, and all Intellectual Property Rights of a Party or its Affiliates not expressly granted under this Agreement are expressly reserved solely to such Party and its Affiliates.  Without limiting the foregoing, except as expressly permitted under Sections 5.2 and 5.3 and this Section 5.4, neither Party may distribute, sell, modify, reproduce, publish, display, perform, prepare derivative works of, or otherwise use or exploit any of the Intellectual Property Rights of the other Party or its Affiliates, or any embodiments thereof, without the express written consent of such Party, which may be withheld in a Party’s sole discretion.

5.5                               Company Technology.

(a)                                 As between the Parties, Company and its Affiliates (and their licensors, with respect to any Third Party Technology) are and shall remain the sole and exclusive owners of all right, title, and interest in and to (including all Intellectual Property Rights therein or thereto) (i) any and all Technology that Company or its Affiliates provide or otherwise make available to the Bank or its Affiliates in connection with the Plan, including any such Technology provided in connection with the Company Website or the Company Mobile App (the “Company Technology”); (ii) any and all changes or other modifications made to or derivative works of Company Technology by or on behalf of Company or its Affiliates (the “Company Owned Modifications”); and (iii) any and all Plan Technology created or developed by or on behalf of (other than by Bank or its Affiliates) Company or any of its Affiliates (the “Company Plan Technology”).

(b)                                 Nothing in this Agreement will, whether expressly or by implication, be deemed to transfer any ownership interest or, except as otherwise expressly provided herein, license any rights to Bank or its Affiliates in any Company Technology, Company Owned Modifications, or Company Plan Technology, or other information or materials proprietary to Company or its Affiliates (or their licensors, with respect to Third Party Technology), whether acquired or developed prior to or after the Effective Date.  Bank and its Affiliates will not contest, or assist others in contesting the validity of Company’s or its Affiliates’ ownership of any Company Technology, Company Owned Modifications, or Company Plan Technology.  For avoidance of doubt, Company shall solely own any implementation of Company Plan Technology and other Intellectual Property Rights within the Company Website and Company Information Systems.

5.6                               Bank Technology.

(a)                                 As between the Parties, Bank and its Affiliates (and their licensors, with respect to any Third Party Technology) are and shall remain the sole and exclusive owners of all right, title, and interest in and to (and any Intellectual Property Rights embodied therein): (i) any and all Technology that Bank or its Affiliates provides to Company or its Affiliates or otherwise makes available for use in connection with the Plan, including any Technology provided by Bank for use in connection with the Company Website (the “Bank Technology”); (ii) any and all changes or other modifications made to or derivative works of Bank Technology by or on behalf of Bank or its Affiliates (the “Bank Owned Modifications”); and (iii) Plan Technology created or developed by or on behalf of (other than by Company or its Affiliates) Bank or any of its Affiliates (the “Bank Plan Technology”).  For avoidance of doubt, Bank shall solely own any proprietary credit underwriting standards, credit scoring models or other Intellectual Property Rights developed by or on behalf of Bank for use in connection with the Plan.

(b)                                 Nothing in this Agreement will, whether expressly or by implication, be deemed to transfer any ownership interest to Company or its Affiliates in any Bank Technology, Bank Owned Modifications, or Bank Plan Technology, or other information or materials proprietary to Bank or its Affiliates (or their licensors, with respect to Third Party Technology), whether acquired or developed prior to or after the Effective Date.  Company and its Affiliates will not contest, or assist others in contesting the validity of Bank’s or its Affiliates’ ownership of any Bank Technology, Bank Owned Modifications, or Bank Plan Technology.

5.7                               Third Party Technology.  Neither Party shall provide the other Party or its Affiliates with access to or use of any Third Party Technology under this Agreement without prior written notice (including by email) to such other Party.  Prior to providing the other Party or its Affiliates with access to or use of any Third Party Technology hereunder, unless otherwise agreed to by the Parties in writing, the Party providing such Third Party Technology shall secure and pay for all rights, consents, permits, authorizations, approvals and licenses necessary for the other Party and its Affiliates to use such Third Party Technology as provided in Section 5.8 or as otherwise agreed to by the Parties in writing.

5.8                               License to Technology.

(a)                                 If Company or its Affiliates provides the Bank or its Affiliates with access to or use of any Company Technology, Company Owned Modifications or Company Plan Technology in connection with this Agreement (collectively, “Licensed Company Technology”), during the Term and through the end of the Interim Servicing Period (if Company or its designee purchases the Accounts) or until the Termination Date (if Company or its Potential Purchaser does not purchase the Accounts pursuant to Section 9.6), and subject to the terms and conditions of this Agreement, Company, on behalf of itself and its Affiliates, hereby grants to Bank and its Affiliates a limited, non-exclusive, non-transferable (except as provided in Section 10.4), revocable, royalty-free, fully paid up, right and license and, with respect to any Third Party Technology (if applicable and subject to Company securing all rights, consents, permits, authorizations, approvals and licenses necessary for the Bank and its Affiliates to use such Third Party Technology as provided in Section 5.7 above), sublicense to use, display (publicly or otherwise) and distribute such Licensed Company Technology in the United States solely in connection with the Plan and otherwise to the extent necessary to comply with Bank’s obligations or exercise its rights under this Agreement and if applicable, any Interim Servicing Agreement, with no right to sublicense.

(b)                                 If Bank or its Affiliates provides Company or its Affiliates with access to or use of any Bank Technology, Bank Owned Modifications or Bank Plan Technology in connection with this Agreement (collectively, “Licensed Bank Technology”), during the Term and through the end of the Interim Servicing Period (if Company or its designee purchases the Accounts) or until the Termination Date (if Company or its Potential Purchaser does not purchase the Accounts pursuant to Section 9.6), and subject to the terms and conditions of this Agreement, Bank, on behalf of itself and its Affiliates, hereby grants to Company and its Affiliates a limited, non-exclusive, non-transferable (except as provided in Section 10.4), revocable, royalty-free, fully paid up right and license and, with respect to any Third Party Technology (if applicable and subject to Bank securing all rights, consents, permits, authorizations, approvals and licenses necessary for Company and its Affiliates to use such Third Party Technology as provided Section 5.7 above), sublicense to use, execute, adapt, transmit, display (publicly or otherwise), and distribute the Licensed Bank Technology in the United States solely in connection with the Plan and otherwise to the extent necessary to comply with Company’s obligations or exercise its rights under this Agreement and if applicable, any Interim Servicing Agreement, with no right to sublicense.

(c)                                  Neither Party may use any Technology provided by the other Party for purposes other than in accordance with the terms and conditions of this Agreement and, subject to Sections 5.8(a) and (b), as necessary to perform its obligations and exercise its rights under this Agreement, and if applicable, any Interim Servicing Agreement, except with the prior written authorization of the other Party.  The licenses set forth in Sections 5.8(a) and (b) shall automatically terminate, and each licensee Party and its Affiliates shall immediately cease all use of the applicable licensed Technology, at the end of the Interim Servicing Period (if Company or its designee purchases the Accounts) or at the Termination Date (if Company or its Potential Purchaser does not purchase the Accounts pursuant to Section 9.6), and to the extent practicable, each licensee Party shall return to the licensor Party (or, at the licensor Party’s option, shall destroy) the licensor Party’s Technology then in the licensee Party’s possession or control.

(d)                                 Each Party agrees to treat any Technology licensed or otherwise made available to such Party or its Affiliates by the other Party or its Affiliates under this Agreement as Confidential Information of such other Party in accordance with Section 7.1; provided, that, notwithstanding the foregoing or anything herein to the contrary, nothing in Section 7.1 will restrict the use or disclosure by a licensee Party or its Affiliates of any Technology licensed under this Section 5.8 in a manner consistent with the rights and licenses granted to such licensee Party and its Affiliates under this Section 5.8.

SECTION 6.                         OWNERSHIP AND PERMITTED USE OF INFORMATION

6.1                               Company Data.

(a)                                 Company Ownership of Company Data.  Subject to the provisions set forth in this Agreement, the Parties agree and acknowledge that Company shall own all Company Data. “Company Data” means: (i) information about a Customer obtained by Company, including all Customer Lists and such information about a Customer provided by Company to Bank; (ii) Sales Transaction Data; (iii) information collected by Company in connection with Customer enrollment in the Loyalty Program; (iv) all information collected by Bank during the Term concerning Accounts that is provided to Company, as specifically disclosed to consumers in the Credit Card application and Credit Card Agreement (this Data is deemed Overlapping Data); and (v) all information derived from information described in preceding clauses (i), (ii), (iii) or (iv).

(b)                                 Customer List.  Subject to Section 3.11, nothing in this Agreement is intended to grant Bank ownership rights in any Customer List, and Company, to the extent permitted by Applicable Law, may use, sell, license, sublicense, lease, sublease or otherwise disclose the contents of any Customer List as it may elect in its sole discretion.

6.2                               Protection of Company Data.

(a)                                 Company Data is Company’s Confidential Information and Bank shall limit its disclosure of such information to third-parties in accordance with the provisions of Section 7.1.

(b)                                 Bank shall not sell, license, sublicense, lease, sublease any Company Data, and shall not use or disclose Company Data for any purpose other than:  (i) to perform its obligations or enforce its rights with respect to the Plan; (ii) as expressly permitted by this Agreement, including Section 7.1; (iii) pursuant to a subpoena, summons or other order requesting information that is issued through any Governmental Authority (but subject to Section 7.1(c)); (iv) to provide to a Bank regulatory agency; (v) to provide to a Potential Purchaser, or (vi) as otherwise required by Applicable Law.

6.3                               Bank Data.

(a)                                 Bank Ownership of Bank Data.  Subject to the provisions set forth in this Agreement, Bank is the owner of all information that is provided to Bank by Applicants or Cardholders, or by third-parties in connection with processing a Credit Card application, issuing Credit Cards or extending credit on or servicing an Account, including any Cardholder transaction data.  The information described in this Section 6.3(a), and the information derived therefrom, is referred to as “Bank Data”.

(b)                                 Protection of Bank Data.

(i)                                     Bank Data is Bank’s Confidential Information and Bank’s property, and subject to Section 9.6, Company shall limit its disclosure of such information to third-parties in accordance with the provisions of Section 7.1.

(ii)                                  Bank may sell Bank Data solely in the ordinary course in connection with the sale of written-off Accounts, as part of a sale of the Portfolio to Company or the Potential Purchaser, or in connection with Bank’s securitization activities.

6.4                               Permitted Use, Disclosure and Restrictions on Overlapping Data and Bank Data.

(a)                                 Overlapping Data. The Parties recognize that the Cardholders are customers of both Parties and, thus, that each Party has certain ownership and use rights in the information relating to Cardholders.  The Parties acknowledge that the same or similar information may be included in Company Data and Bank Data (such information, “Overlapping Data”), and that each such pool of Overlapping Data will therefore be considered separate information subject to the specific provisions applicable to that data hereunder. By way of example, if a Cardholder makes a purchase of Goods, Company may use and disclose the Company Data relating to that Purchase for all purposes permitted with respect to Company Data, notwithstanding that such information may also constitute Bank Data.  By way of example, if a Cardholder makes a purchase of Goods, Bank may use and disclose the Bank Data relating to such purchase for all purposes permitted with respect to Bank Data, notwithstanding that such information may also constitute Company Data.

(b)                                 By Bank.  Except for the restrictions with respect to the use or disclosure of data set forth in this Agreement and Applicable Law relating to a Party’s use of its own data, to the extent that Company Data and Bank Data contains Overlapping Data, each Party may use such Overlapping Data in accordance with its use rights for its own data.  Subject to the provisions of this Agreement, including Section 7.1, Bank, or Bank through its Representatives or Third-Party Providers, shall be restricted from: (A) using Bank Data for internal business and risk modeling and other non-marketing purposes except to the extent such modeling entails Bank using Bank Data for cross-program and cross-portfolio analysis, and such Bank Data will be aggregated with data from other Bank programs so that Bank Data will not constitute more than twenty five percent (25%) of the total data pool expressed in terms of both Accounts Receivables and number of accounts; provided, that Bank shall not provide to a participant in another Bank program copies of any analysis that separately identifies Bank Data related to Company or the Plan or in any way associates such Bank Data with Company; and (B) renting, disclosing or using Bank Data except as otherwise permitted under this Agreement.

(c)                                  By Company.  Company, or Company through its Representatives or Third-Party Providers, shall be entitled to use and disclose Bank Data:  (i) to market Goods; (ii) in connection with Company’s or the Potential Purchaser’s purchase of Portfolio (if any) to the extent otherwise permitted under this Agreement; (iii) in connection with Company’s participation in the Plan and the exercise of Company’s rights under this Agreement, including its right to provide a Second Look Program; (iv) for such other purposes in connection with the operations of Company’s business as permitted by Applicable Law, the Privacy Policy and Company’s privacy policy; (v) as expressly permitted by this Agreement; (vi) pursuant to a subpoena, summons or other order requesting information that is issued through any Governmental Authority (but subject to Section 7.1(c)); or (vii) as otherwise required by Applicable Law.

6.5                               Sharing of Bank Data.

(a)                                 Subject to Applicable Law, Bank shall provide Company with access to all Bank Data at the individual account level, including data attributes that may enhance Company’s understanding of its Customers and could be factored into the marketing programs of Company or the Plan.  Such information sharing shall occur on a weekly basis, or as otherwise agreed upon by the Relationship Managers; provided, that Bank shall provide data attributes and analytical output relating to the Plan on no less than a quarterly basis in the secured method as described in Section 2.10.  Subject to Applicable Law, the Parties agree to cooperate during the Term as reasonably necessary to amend or modify the Privacy Policy to permit such sharing of Plan Consumer Information, including in connection with any change in financial privacy laws.

(b)                                 Company shall be permitted to share Bank Data with any Third-Party Provider for the purpose of assisting Company and such Third-Party Provider solely for the purpose of complying with Company’s obligations and exercising Company’s rights under this Agreement; provided that, before sharing Bank Data with any Third-Party Provider, Company shall be required to execute both a confidentiality agreement with the Third-Party Provider, whereby the Third-Party Provider shall be bound to confidentiality standards regarding the use and protection of Bank Data commensurate with the terms of this Agreement, as well as a data sharing agreement provided by Bank to Company.

(c)                                  Upon Company’s request, if Applicable Law restricts the ability of Company to directly disclose to a third-party Bank Data received from Bank pursuant to this Section 6.5, but Applicable Law permits Bank to disclose such Bank Data to such third-party, Bank agrees to work in good faith with Company to develop a means by which Bank can provide

Company with the benefit of Bank Data (e.g., pro-privacy marketing); provided, however, that (i) such use and disclosure complies with the limitations of this Agreement, and all requirements imposed by Applicable Law and the Privacy Policy, (ii) Company takes full responsibility for, and pays all costs and expenses of, Bank’s activity in providing such benefits, and (ii) Bank has no reasonable objection to participating with the applicable third-party.  Nothing in this Agreement is intended to restrict Company or a Potential Purchaser of the Portfolio from collecting information about individuals (including Cardholders) after acquiring the Portfolio in connection with a new credit card program operated by such purchaser, or the use or disclosure of such information or any information acquired as part of the Portfolio to the extent consistent with Applicable Law.

(d)                                 Notwithstanding anything to the contrary in this Agreement, (i) neither Bank nor Company shall have any obligation to provide the other Party with any information or data purchased by such Party from a third-party, including information used to help analyze consumer characteristics, (ii) Bank shall not be obligated to share with Company any social security number information, (iii) Bank shall not have any obligation to share with Company any Bank Data to the extent that Bank in good faith believes that doing so would violate Applicable Law or the Privacy Policy, and (iv) Company shall comply with requirements imposed by Bank on Company’s use or disclosure of Bank Data to prevent any violation of Applicable Law or the Privacy Policy.

SECTION 7.                         CONFIDENTIALITY; PRIVACY; DATA SECURITY

7.1                               Confidentiality.

(a)                                 Definition of “Confidential Information”. “Confidential Information” shall mean information not of a public nature concerning the business or properties of the other Party including the terms and conditions of this Agreement, sales volumes, test results, and results of marketing programs, Plan reports generated by a Party, trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information of every kind that relates to the business of either Party.

(b)                                 Exclusions.  Confidential Information shall not include information that is sourced from information:

(i)                                     which is generally known to the trade or to the public at the time of such disclosure;

(ii)                                  which becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section 7.1;

(iii)                               which is obtained by a Party from a source other than the other Party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other Party or any other person or organization; or

(iv)          which is independently conceived and developed by the disclosing Party and proven by the disclosing Party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing Party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing Party.

(c)           Disclosure of Confidential Information.  This Section 7.1 shall not prohibit a Party receiving Confidential Information (“Receiving Party”) from a disclosing Party (“Disclosing Party”) or its employees, officers, directors, representatives, agents, third-party service providers and advisors, including its accountants, consultants, independent auditors or attorneys (collectively, its “Representatives”) from disclosing Confidential Information: (i) as required by Applicable Law to Governmental Authorities having jurisdiction over the Receiving Party; (ii) to those of its respective Affiliates, and its and their respective Representatives who reasonably require such Confidential Information in connection with the Receiving Party’s exercise of its rights or performance of its obligations under this Agreement, including for a request for proposal as described in Section 9.6, and each of which is bound by an obligation of confidentiality consistent with this Section 7.1; (iii) as required to be disclosed in response to interrogatories, subpoenas, civil investigative demands, compulsory process or otherwise required by Applicable Law in connection with any judicial or arbitral process or public securities filing requirements (on condition that (A) the Receiving Party, subject to such Applicable Law, uses commercially reasonable efforts to avoid such disclosure and to notify the Disclosing Party of any such use or requirement prior to disclosure of any Confidential Information in order to afford the Parties an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third-parties; and (B) such information is disclosed only to the extent required by such Applicable Law); (iv) to make all disclosures and filings associated with the securitization, participation or similar financing arrangements of the Accounts Receivables and customarily required under securitization, participation or similar financing agreements; (v) in connection with the enforcement of any right or remedy under this Agreement; or (vi) such disclosure as is consented to in writing by the Disclosing Party.

(d)           Except subject to (i) restrictions set forth in this Agreement relating to (A) Company Data; (B) Bank Data; and (C) any Confidential Information specifically regarding the strategy or proprietary information used solely in connection with the Plan, including any non-public financial data or prior to their implementation, any technology or marketing initiatives and (ii) Applicable Law, neither Party shall be restricted with respect to the use or disclosure of Confidential Information or data which it owns.

(e)           Protection of Confidential Information.

(i)            Each Party shall establish commercially reasonable controls to ensure the confidentiality of Confidential Information and to ensure that Confidential Information is not disclosed contrary to the provisions of this Agreement, or any Applicable Law (including privacy and security or other laws, rules and regulations).  Without limiting the foregoing, each Party shall implement such physical, electronic, administrative, technical, procedural and other security measures as are necessary to (i) ensure the security and confidentiality of Confidential Information, (ii) protect against any threats or hazards to the security and integrity of Confidential Information, (iii) protect against any unauthorized access to or use of Confidential Information, and (iv) properly dispose of Confidential Information as required under Applicable Law.  Each Party shall immediately notify the other Party in the event it believes, or has reason to believe, that a breach of the confidentiality provisions of this Agreement has occurred or is likely to have occurred.

(ii)           Each Party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other Party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court.

7.2          Privacy.

(a)           Each Party shall comply with the applicable terms and provisions of Title V, Subtitle A of the GLBA, including the provisions of the GLBA regarding the use and re-use, and the disclosure and re-disclosure, of “nonpublic personal information” as such term is defined in the GLBA. Without limiting the foregoing, each Party shall implement and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of all Personally Identifiable Information received in connection with the Plan.

(b)           Each Party shall comply with the privacy policy for the Plan, which shall include internet privacy provisions, as amended from time to time (the “Privacy Policy”).

(c)           Each Party shall ensure that any third-party to whom Personally Identifiable Information is transferred or made available by or on behalf of either Party signs a written contract with the contracting Party in which such third-party agrees: (i) to restrict its use of Personally Identifiable Information to the use specified in the agreement between the Company or Bank and the third-party (which use must be in conjunction with the Party’s permitted uses of the information); (ii) to comply with all Applicable Law and the Privacy Policy; and (iii) to implement and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of all Personally Identifiable Information as provided with respect to Company and Bank in this Section 7.2.  Additionally, each Party shall only transfer or make available to such third-party such Personally Identifiable Information as is reasonably necessary for the third-party to carry out its contemplated task.

(d)           The Parties intend that they be able to use and share non-confidential information as broadly as possible to foster their relationships with Customers, Cardholders and Applicants while respecting and honoring their privacy rights. Accordingly, notwithstanding the other provisions of this Agreement, a Party shall not be obligated to take any action that such Party reasonably believes in good faith would cause, or is reasonably likely to cause, any Party to violate the Privacy Policy, the GLBA or any other Applicable Law, or that would cause any Party or its Affiliates, service providers or agents to become a “consumer reporting agency” for purposes of the Fair Credit Reporting Act.  If a Party determines that a change in information sharing or collection practices, or the Privacy Policy, is required as a result of a change in Applicable Law, such Party shall not finalize any changes without first presenting a written copy of such change in Applicable Law and advice from counsel stating that the change in Applicable Law prohibits the sharing or collection of information as contemplated by this Agreement. In the event of a change in information sharing or collection practices, or Privacy Policy, pursuant to this subsection, the Parties agree to use commercially reasonable efforts to alter the practices to transmit data contemplated under this Agreement and to develop new data sharing and disclosure practices to achieve the purposes of such sections in a manner that complies with Applicable Law.

7.3          Data Security.

(a)           Bank shall develop, implement and maintain an information security program that is designed to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information and any other data security standards required by Applicable Law.  Company shall develop, implement and maintain an information security program that is consistent with industry standards.  Each Party shall have the right to request information on the other Party’s security program and request annual certifications of the other Party that it is in compliance with this Section 7.3.

(b)           Each Party agrees to use up-to-date antivirus tools designed to remove known malicious functionalities from any transmitted data and to prevent the transmission of attacks on the other Party via the network connections between the Parties and to prevent unauthorized access to the other Party’s Information Systems.

(c)           Each Party agrees that it will maintain reasonable training programs to ensure that its employees and any others acting on its behalf are aware of and adhere to its information security program.

(d)           Any physical removal of Bank Data or Company Data, irrespective of whether in electronic or hard-copy form, from Company or Bank’s facilities, respectively, shall be conducted only according to controls developed or approved by the Party’s information technology security team.

(e)           Bank accepts full responsibility for adequately securing any Bank Data and Company Data in its possession, and will hold Company harmless from any breach of such data from Bank Information Systems or any Information Systems of any Bank Third-Party Provider. Company accepts full responsibility for adequately securing any Bank Data and Company Data in its possession, and will hold Bank harmless from any breach of such data from Company Information Systems or any Information Systems of any Company Third-Party Provider.

(f)            During the Term, upon reasonable notice to the other Party and solely with respect to Bank Data and Company Data, each Party reserves the right to audit at its own expense the practices, procedures, infrastructure and Information Systems used by the other

Party and any third-party who holds Bank Data or Company Data for or on behalf of the audited Party, including in the operation of any Cardholder-facing channel, to ensure compliance with Applicable Law and adherence to industry accepted standards. Any such audit may include, among other things, an audit of: (i) any web code, including CGI, Java or other programs, for the explicit purposes of detection and remediation of security vulnerabilities; and (ii) the specific configuration files for any servers.

(g)           The Parties shall discuss findings from any audit conducted pursuant to Section 7.3(f) above and the audited Party shall make commercially reasonable adjustments at its own expense to align its data security and financial services practices and procedures with industry accepted standards; provided, however, that the audited Party may request an independent third-party audit in the event the Parties disagree on the audit findings; provided, further, that (i) the costs of such third-party audit shall be paid by Party requesting the third-party audit, (ii) the audited Party shall make any adjustments recommended by the independent third-party auditor at the audited Party’s expense and (iii) the audited Party shall notify the other Party when such adjustments have been implemented.

7.4          Data Breach.

(a)           For purposes of this Agreement, a “Breach” with respect to a Party means (i) any event with respect to such Party that is deemed to be a security breach or similar event under any Applicable Law, or (ii) any unauthorized access to or acquisition of, or any loss or misplacement of, any Personally Identifiable Information relating to a Cardholder, Applicant or Customer, whether in paper, electronic or other form, in the possession of such Party or its service providers or agents in a manner that renders misuse of such information reasonably possible.

(b)           In the event a Party (or one of its Affiliates, agents, subcontractors, or service providers) suffers or reasonably believes to have suffered a Breach (the “Breached Party”), the Breached Party shall immediately, but in no event more than forty-eight (48) hours, after discovery notify the other Party of any actual or reasonably suspected Breach (i) to Information Systems maintained by the Breached Party or its service providers or agents that contains any Bank Data or Company Data, or (ii) with respect to any such Bank Data or Company Data in the possession of the Breached Party or its service providers or agents.

(c)           Within seventy-two (72) hours of discovery of the actual or suspected Breach, the Breached Party shall provide the other Party with a detailed description of the incident, the type of information that was the subject of the security breach, inclusive of each specific data element, the identity of the affected customers, and any other information the non-Breached Party may request concerning the customers or the details of the breach, as soon as such information can be collected or otherwise becomes available.

(d)           In close coordination with the non-Breached Party, the Breached Party agrees to take action immediately, at its own expense, to investigate the incident and to identify, prevent and mitigate the effects of the Breach, and to carry out any recovery necessary to remedy the impact, subject to any delay occasioned by law enforcement requests. While coordinating closely with the non-Breached Party, it remains the responsibility of the Breached Party to provide an appropriate notice to the individuals that are or may be affected if the Breached Party is required by Applicable Law to provide such notice or the circumstances of the Breach lead the Breached Party to determine that such notice is required for business or reputational reasons. If the non-Breached Party is required under Applicable Law to provide notice to individuals that are or may be affected, the non-Breached Party, in its sole discretion, may opt to give the actual notice to the Customer, in which event the costs of issuing such notice will be borne by the Breached Party and the Breached Party shall provide additional notice only in consultation with the non-Breached Party.

(e)           Proper Disposal of Records.  In connection with any disposal of information under this Agreement, Company and Bank shall, in accordance with their respective retention guidelines, use reasonable measures designed to properly dispose of all records containing Personally Identifiable Information relating to Cardholders, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such Personally Identifiable Information so that the information cannot practicably be read or reconstructed. Upon reasonable notice, a Party shall provide the requesting Party a certification by an officer of compliance with this Section 7.4(e).

(f)            Disaster Recovery Plan.  Each Party shall maintain a disaster recovery plan, which it shall test regularly, as well as Information Systems, equipment, facilities and trained personnel that shall enable it to perform its obligations under this Agreement consistent with the disaster recovery plan continuously through a disaster.  The Operating Committee shall have the right to review any modifications to such disaster recovery plans pursuant to Section 2.1(e)(iii)(H).  Each Party shall have the right to review, upon request, a detailed summary of the disaster recovery plan and the results of the other Party’s tests thereof.  Each Party may make changes to its disaster recovery plan from time to time without the other Party’s consent; provided that such changes do not materially decrease the level of protection offered by the disaster recovery plan.  Each Party shall permit the other Party to review any updated, revised, amended or restated disaster recovery plan as soon as it becomes available.   If a Party identifies a potential disaster that the disaster recovery plan does not reasonably anticipate, it shall notify the other Party and such other Party shall consider an appropriate course of action. The performance of such tests and the resolution of any issues or problems identified in such test shall be performed at the sole discretion (as to timing) and expense of such other Party.  Each Party shall implement its disaster recovery program in a manner that does not discriminate against the other Party.

SECTION 8.        INDEMNIFICATION

8.1          Indemnification by Company.  Company hereby indemnifies Bank, its Affiliates and the directors, officers, employees and agents of Bank or any Affiliate of Bank (each, a “Related Party”) against, and agrees to hold them harmless from, any and all Losses, Claims, damages and liabilities (including, without limitation, the legal fees and other expenses reasonably incurred in connection with any suit, action or proceeding or any Claim asserted) (“Damages”) incurred or suffered by any of them arising out of or in any way related to any of the following:

(a)           Company’s breach of any representation or warranty hereunder;

(b)           Company’s nonperformance of any covenant hereunder;

(c)           Personal or bodily injury or property damage alleged to be caused by the sale of Goods by Company;

(d)           Company’s breach or violation of any provision hereunder relating to confidentiality of information, privacy, or data security, including those provisions stated in Sections 6 and 7;

(e)           Any Claim that (i) the Licensed Company Technology, or Bank’s, its Affiliates’ or any Cardholders’ use thereof in accordance with this Agreement, infringes or misappropriates any third-party Intellectual Property Rights; (ii) Company’s or its Affiliates’ use of the Bank Marks other than in accordance with this Agreement or other than as directed by Bank in accordance with this Agreement, or any use of the Company Marks by any third-party authorized or otherwise permitted by Company or its Affiliates other than in accordance with this Agreement or other than as directed by Bank in accordance with this Agreement, infringes any third-party Intellectual Property Rights; or (iii) Bank or its Affiliates’ use of the Company name in connection with the Plan infringes any third-party Intellectual Property Rights;

(f)            Any act or omission by Company, Company Retail Stores or a Company Third-Party Provider (where Company, Company Retail Store or the Company Third-Party Provider has a duty to act) and their respective officers, directors and employees, which results in a Claim against Bank, its officers, directors, employees, Affiliates, unless the proximate cause of any such claim is an act or failure to act by Bank, its officers, directors or employees;

provided, however, that in no event shall Company be obligated to indemnify Bank under this Section 8.1 against any Losses to the extent such Losses result from (I) any fraud, willful or negligent acts or omissions of Bank, or (II) any violation or failure to comply with this Agreement by Bank, including any intellectual property infringement by Bank.

8.2          Indemnification by Bank.  Bank hereby indemnifies Company and its Related Parties against, and agrees to hold them harmless from, any and all Damages incurred or suffered by any of them arising out of or in any way related to any of the following:

(a)           Bank’s breach of any representation or warranty hereunder;

(b)           Bank’s nonperformance of any covenant hereunder;

(c)           Bank’s breach or violation of any provision hereunder relating to confidentiality of information, privacy, or data security, including those provisions stated in Sections 6 and 7;

(d)           Company’s distribution of Bank-provided disclosures or other materials, including Bank’s credit and other applicable disclosures, to Applicants or Cardholders in accordance with the terms of this Agreement;

(e)           Any Claim that (i) the Licensed Bank Technology, or Company’s, its Affiliates’ or any Cardholders’ authorized use thereof in accordance with this Agreement, infringes or misappropriates any third-party Intellectual Property Rights; (ii) Bank’s or its Affiliates’ use of the Company Marks other than in accordance with this Agreement or other than as directed by Company in accordance with this Agreement, or any use of the Company Marks by any third-party authorized or otherwise permitted by Bank or its Affiliates other than in accordance with this Agreement or other than as directed by Company in accordance with this Agreement, infringes any third-party Intellectual Property Rights; or (iii) Company or its Affiliates’ use of the Comenity Bank name in connection with the Plan infringes any third-party Intellectual Property Rights;

(f)            any act or omission by Bank or Bank Third-Party Provider (where Bank or Bank Third-Party Provider has a duty to act) and its officers, directors, and employees which results in a Claim against Company, its officers, directors, employees, Affiliates, unless the proximate cause of any such Claim is an act or failure to act by Company and its respective officers, directors or employees;

provided, however, that in no event shall Bank be obligated to indemnify Company under this Section 8.2 against any Losses to the extent such Losses result from (I) any fraud, willful or negligent acts or omissions of Company, or (II) any violation or failure to comply with this Agreement by Company, including any intellectual property infringement by Company.

8.3          Liability for Third-Party Claims.

(a)           Bank shall not be liable to Company for or in connection with any Claim made against Company by any other Person relating in any manner to this Agreement or to any services or any other transactions contemplated hereby (other than (i) Claims based upon Bank’s failure to perform its obligations under this Agreement, its or any of its Related Parties’ negligence or willful misconduct or its failure to comply with any law or regulation (including, without limitation, any Consumer Law), (ii) Claims by employees or subcontractors of Bank arising from this Agreement (other than Claims based upon Company’s or any of its Related Parties’ negligence or willful misconduct), (iii) Claims relating to acts or omissions of Bank and its agents in connection with the collection of amounts owing from Cardholders and (iv) Claims relating to the submission by Bank or its agents of data concerning Cardholders to credit agencies), even if Bank has been advised of the possibility of such Claims.

(b)           Company shall not be liable to Bank for or in connection with any Claim made against Bank by any other Person relating in any manner to this Agreement or to any services or other transactions contemplated hereby (other than (i) Claims based upon Company’s failure to perform its obligations under this Agreement, its or any of its Related Parties’ negligence or willful misconduct or its failure to comply with any law or regulation (including, without limitation, any Consumer Law), (ii) Claims by employees or subcontractors of Company arising from this Agreement and (iii) Claims relating to goods purchased from Company), even if Company has been advised of the possibility of such Claims.

(c)           Each Party shall make a good faith effort to notify the other of any Claims described in clauses (i) through (iv) of subsections (a) and (b) above of which such Party receives notice.

8.4          Dispute Resolution and Actions.  Bank and Company shall use their reasonable best efforts to resolve informally any Claim of either Party under this Agreement, including the resolution procedures for Disputed Matters under Section 2.1(e)(v), as applicable.  Subject to Section 2.1(e)(vi), no action at law or in equity may be instituted by any Party with respect to any such Claim unless such Party has satisfied its obligation under the first sentence of this Section 8.4.

8.5          Limitation on Actions.  No action against either Party, regardless of form, arising out of or incidental to the matters contemplated by this Agreement, may be brought by the other Party more than four (4) years after the event giving rise to such cause of action occurred and is known or upon the exercise of reasonable diligence should have been known to the injured Party.

8.6          Administration of Indemnification Obligations.

(a)           Notice.  If a Party receives notice of any Claim for which indemnification may be available under this Agreement (the “Indemnified Party”), the Indemnified Party must promptly notify the other Party (the “Indemnifying Party”) in writing of the Claim, including, if possible, the amount or estimate of the amount of liability arising from it.  The Indemnified Party shall use its commercially reasonable efforts to provide notice to the Indemnifying Party no later than 15 days after receipt by the Indemnified Party in the event a suit or action has commenced, or 30 days under all other circumstances; provided, however, that the failure to give such notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b)           Right to Defend Claims; Coordination of Defense.  The Indemnifying Party shall have the right to defend any such Claim at its expense and in the name of the Indemnified Party, and shall select the counsel for the defense of such Claim as approved by the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed, and shall reasonably cooperate with the Indemnified Party in the conduct of the defense against such Claim.  Notwithstanding the foregoing, the Indemnifying Party shall not have the right to defend any such Claim if: (i) it refuses to acknowledge fully its obligations to the Indemnified Party (but only as to the obligations specific to the Indemnifying Party in the event a Claim gives rise to indemnification obligations of more than one Party); (ii) it contests (in whole or in part), its indemnification obligations (but only as to the obligations specific to the Indemnifying Party in the event a Claim gives rise to indemnification obligations of more than one Party); (iii) it fails to employ appropriate counsel approved by the Indemnified Party to assume the defense of such Claim or refuses to replace such counsel upon the Indemnified Party’s reasonable request, as provided for herein; (iv) the Indemnified Party reasonably determines that there are issues which could raise possible conflicts of interest between the Indemnifying Party and the Indemnified Party or that the Indemnified Party has claims or defenses that are separate from or in addition to the claims or defenses of the Indemnifying Party; or (v) such Claim seeks an injunction, cease and desist order, or other equitable relief against the Indemnified Party.  In each such case described in clauses (i) through (v) above, the Indemnified Party shall have the right to direct the defense of the Claim and retain its own counsel, and the Indemnifying Party shall pay the cost of such defense, including reasonable attorneys’ fees and expenses.  The Parties agree to cooperate in good faith to coordinate the defense of any Claim that may give rise to indemnification obligations of more than one Party or that may include allegations that are not subject to indemnification.

(c)           Indemnifying Party Election.  If the Indemnifying Party elects and is entitled to compromise or defend such Claim, it shall within 30 days (or sooner, if the nature of the Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall, at the expense of the Indemnifying Party, reasonably cooperate in the defense of such Claim.  In such case, the Indemnified Party shall have the right to participate in the defense of any Claim with counsel selected by it.  Except as provided in Section 8.6(g), the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(d)           Settlement of Claims.  The Indemnifying Party shall have no obligation to pay the monetary amount of the settlement of any Claim entered into by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the Indemnifying Party’s right to direct the defense against any Claim, the Indemnifying Party shall not (i) have the right to compromise or enter into an agreement settling any Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) which imposes liability or obligations on the Indemnified Party, or (ii) compromise or enter into an agreement settling any Claim, which does not impose liability or obligations, without prior written notice to, and consultation with, the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party may, upon prior written notice to and consultation with, the Indemnified Party, compromise or enter into a settlement agreement that involves solely the payment of money by the Indemnifying Party; provided such settlement (i) includes a complete, unconditional, irrevocable release of the Indemnified Party with respect to such Claim, and (ii) does not include any admission of liability on the part of the Indemnified Party.

(e)           Subrogation.  The Indemnifying Party shall be subrogated to any Claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid to the Indemnifying Party under this Section 8.1.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such Claim against such other persons.

(f)            Indemnification Payments.  Amounts owing under this Section 8.1 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability.

(g)           Apportionment of Losses.  The Parties recognize and acknowledge that Claims may be made as part of an action, suit, investigation or proceeding that may give rise to the indemnification obligations of more than one Party or that may include allegations that are not subject to indemnification, and the Parties agree that they shall cooperate in good faith to fairly apportion the Losses relating to such Claims.  Losses incurred in defending Claims shall be apportioned to the respective Party who has responsibility for each specific Claim, but only to the extent that those Losses directly arise from such Claim.

(h)           Apportionment of Gains.  If, as a result of any claim made by Bank against any third-party (including an insurer), Bank receives from such third-party cash proceeds (or non-cash proceeds, whether in the form of goods or services) which represent, in whole or in part, compensation for or reimbursement of Losses or costs actually incurred by Company, then Bank will hold that portion of such proceeds fairly allocable to Company (taking into consideration all Losses actually incurred by all Parties for whose benefit such payments have been received) in trust on behalf of Company and will promptly pay over to Company such allocable amount of any such cash proceeds (or, as to non-cash proceeds, the allocable portion or, at the discretion of Bank, the cash equivalent thereof).

SECTION 9.        TERM AND TERMINATION

9.1          Term.  This Agreement shall become effective as of the Effective Date when executed by authorized officers of each of the Parties and shall remain in effect until April 30, 2026 (the “Initial Term”) and shall automatically renew for successive one-year terms (each a “Renewal Term”) thereafter unless either Party provides the other with at least twelve (12) months’ written notice of its intention to terminate the Agreement prior to the expiration of the Initial or then current Renewal Term, or unless otherwise terminated as provided herein.

9.2          Termination with Cause by Bank; Bank Termination Events.  Any of the following conditions or events shall constitute a “Bank Termination Event” hereunder, and Bank may terminate this Agreement immediately without further action if Company causes such Bank Termination Event to occur and be continuing:

(a)           If Company shall:  (i) generally not pay its debts as they become due; (ii) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Company to perform under this Agreement or the Plan; (vii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; (viii) have a change in the operational or financial conditions that materially and adversely affects Company’s ability to perform its obligations under the Plan and the Parties have been unable, in good faith, to develop a commercially reasonable course of action, acceptable to both Parties, to mitigate the effects of such change, or (ix) fail to comply strictly with any obligation under Section 7.4; or

(b)                                 If a court or Government Authority of competent jurisdiction shall enter an order appointing, without consent by Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Company, or if any petition for any such relief shall be filed against Company and such petition shall not be dismissed within sixty (60) days; or

(c)                                  If Company shall default in the performance of or compliance with any material term or violates in a material manner any of the covenants, representations, warranties or agreements contained in this Agreement and Company shall not have remedied such default within thirty (30) days after written notice thereof shall have been received by Company from Bank; provided that Company shall have no opportunity to remedy failure to comply strictly with any obligation under Section 7.4.

9.3                               Termination with Cause by Company; Company Termination Events.  Any of the following conditions or events shall constitute a “Company Termination Event” hereunder, and Company may terminate this Agreement immediately without further action if Bank causes such Company Termination Event to occur and be continuing:

(a)                                 If Bank shall:  (i) generally not be paying its debts as they become due; (ii) file or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the operation of the Plan; (vii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; (viii) have a materially adverse change in its financial condition, including, but not limited to Bank being downgraded by a rating agency to a rating below an investment grade rating; (ix) if Bank enters into a definitive agreement to sell any portion of the Company Portfolio to any person other than an Affiliate of Bank if the new issuer is not able to service the Portfolio in a substantially similar fashion as Bank as determined in Company’s reasonable discretion; or (x) fail to comply strictly with any obligation under Section 7.4; or

(b)                                 If a court or Government Authority of competent jurisdiction shall enter an order appointing, without consent by Bank, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Bank, or if any petition for any such relief shall be filed against Bank and such petition shall not be dismissed within sixty (60) days; or

(c)                                  If Bank shall default in the performance of or compliance with any material term (other than the Service Standards) or violates in a material manner any of the covenants, representations, warranties or agreements contained in this Agreement and Bank shall not have remedied such default within thirty (30) days (or within five (5) days in the case of failure to pay Company pursuant to Section 3.6(a)) after written notice thereof shall have been received by Bank from Company; provided that Bank shall have no opportunity to remedy failure to comply strictly with any obligation under Section 7.4; or

(d)                                 If a Service Standard Termination Event shall have occurred.

9.4                               Termination of Particular State.  In addition, Bank may terminate the operation of the Plan in a particular state if the Applicable Law of the state or jurisdiction is amended or interpreted in such a manner so as to render all or any part of the Plan illegal or unenforceable, and in such event Bank will, if requested, assist Company with finding a new credit provider for such state.  Bank will provide Company with as much advance notice of such termination as is reasonable under the circumstances.

9.5                               Remedies for Failure to Meet Service Standards.

(a)                                 Each time a Service Event occurs, Bank shall:  (i) promptly investigate the root cause(s) of the failure and deliver to Company a written report identifying such root cause(s); (ii) use commercially reasonable efforts to correct the problem and to begin meeting such Service Standard as soon as practicable; (iii) provide to Company a schedule and plan for correction of the root cause(s) of the Service Events, and (iv) at Company’s request, advise Company of the status of such corrective efforts.

(b)                                 In the event more than three (3) Service Events occur during any calendar month, Bank will, in addition to those steps set forth in Section 9.5(a), arrange for a senior executive of Bank to meet with a senior executive of Company to discuss the items delivered under Section 9.5(a).

(c)                                  A “Service Standard Termination Event” shall occur in the event:

(i)                                     a Service Event occurs for a specific Service Standard for three (3) consecutive months and Company notifies Bank in writing within five (5) Business Days after receiving Bank’s Service Standards report of its intent to terminate this Agreement, then if the same Base Level Service Standard is failed by Bank in the fourth consecutive month, Company may terminate this Agreement; or

(ii)                                  a total of ten (10) Service Events occur during any three (3) consecutive months and Company notifies Bank in writing within five (5) Business Days after receiving Bank’s Service Standards report of its intent to terminate this Agreement, then if a total of six (6) Service Events occur at any time in the three (3) consecutive months following Company’s notice to Bank, then Company may terminate this Agreement.

9.6                               Option to Purchase Accounts.

(a)                                 Evaluation Option

(i)                                     Upon termination or expiration of this Agreement, Company shall have the option to evaluate whether to purchase or arrange for a third-party (“Potential Purchaser”) to purchase the Accounts and Accounts Receivable (“Company Purchase Option”), whether held by Bank or a third-party, exclusive of any Accounts that have been charged off, or should have been charged off, by Bank in accordance with Bank Applicable Law and the Credit Standards, free and clear of all liens, encumbrances, claims, third-party rights, mortgages, restrictions, security interests, or similar rights, and any and all Account documentation and records relating to the Accounts, Cardholder information, the master file maintained by the Bank with respect to the Accounts, all solicitation and promotional materials exclusive of Bank Marks, and any toll-free store or customer access numbers (the “Portfolio”).  Within thirty (30) days after either Party notifies the other of its intent to terminate or not to renew this Agreement as set forth in Section 9.1, Company may notify Bank in writing of Company’s intent to evaluate the Portfolio (“Notice of Intent”).  If Company does not provide Notice of Intent within such thirty (30) day period, the Company Purchase Option shall expire.

(ii)                                  RFP Data.  Upon timely receipt of Notice of Intent from Company and not earlier than eighteen (18) months prior to the end of the Initial Term or any Renewal Term, Bank shall provide Company and up to three (3) Potential Purchasers data (“RFP Data”) for purposes of customary request for proposal and diligence processes.  RFP Data shall include a minimum of twenty-four (24) months of Plan performance history and Account-level data, the total number of Accounts, the total dollar value of Accounts Receivable and Purchases, the number of Accounts in each Plan Year.  Bank shall deliver RFP Data to a Potential Purchaser identified by Company within fifteen (15) days of Company’s identification of such Potential Purchaser.  Bank shall obtain a customary confidentiality agreement form any Potential Purchaser to whom RFP Data is provided.

(b)                                 Exercise Notice; Efforts to Consummate.

(i)                                     Company may exercise the Company Purchase Option by giving written notice (the “Exercise Notice”) to Bank no later than ninety (90) days after receipt of all requested RFP Data (the “Purchase Option Expiration Date”).

(ii)                                  In the event that Company determines not to pursue a purchase of the Portfolio at any time following the issuance of a Notice of Intent and prior to the issuance of an Exercise Notice, Company shall provide Bank with a written notice of no interest (“No Interest Notice”).  If Company provides an Exercise Notice in accordance with this Section 9.6(b), Bank and Company shall in good faith use commercially reasonable efforts to consummate the purchase of the Portfolio in accordance with the terms of this Agreement (including terms of a purchase agreement contemplated under Section 9.6(d)) at Fair Market Value.  Company shall notify its Potential Purchaser of Company’s expectation that the Potential Purchaser shall in good faith use commercially reasonable efforts to consummate the purchase of the Portfolio at Fair Market Value.

(iii)                               Nothing in this Section 9 shall be construed as limiting or relieving the obligation of Bank and Company to use commercially reasonable efforts to consummate the purchase of the Portfolio after delivering an Exercise Notice.  The Parties acknowledge their mutual interest in maintaining the stability and continuity of the Plan during the Holiday Period; thus, it shall not contravene the obligation stated in this Section 9.6(b)(iii) if the Parties mutually agree to delay the Closing Date if it would otherwise fall within the Holiday Period.  For the avoidance of doubt, as long as both parties use commercially reasonably efforts to consummate such purchase, neither Party shall be liable to the other Party for a Potential Purchaser’s failure to purchase the Portfolio and in no event shall Company be obligated to purchase the Portfolio for itself.

(c)                                  Calculation of Fair Market Value.  Upon exercise of the Company Purchase Option, fair market value of the Accounts in the Portfolio (“Fair Market Value”) shall be determined as follows:

(i)                                     Notwithstanding that the purchaser of the Portfolio may be Company, it shall be assumed that the Portfolio would be purchased by an independent third-

party that would enter into an agreement with Company for the continuing operation of the Plan on terms that are reasonably considered to be market at such time for similarly situated portfolios.

(ii)                                  Bank and Company (or its designee) shall negotiate in good faith to reach agreement on the purchase price of the Portfolio.  If the Parties cannot reach an agreement on the purchase price of the Portfolio within thirty (30) days following Company’s exercise of its Purchase Option, then unless Company and Bank jointly agree to extend the negotiation time, each of Bank and Company shall select an independent appraiser of recognized standing and experience in valuing credit card portfolios for purposes of determining fair market value.  Within fifteen (15) days of the receipt of the other Party’s notice of selection of an independent appraiser, each of Company and Bank shall advise the other that they either accept or challenge the other Party’s selection of independent appraiser.  In the event that either Party objects to the appraiser nominated by the other, the Parties will negotiate in good faith to resolve such difference promptly.  If both of the selected appraisers are acceptable, each of Company and Bank shall promptly retain their respective independent appraisers and provide such identical information to both appraisers as is necessary to permit each of the appraisers to provide a fair market valuation of the Portfolio as of a date selected by the parties for such purpose (which date will be not later than forty-five (45) days after the date on which the parties have agreed on the designation of the appraisers).  The fair market valuation will be the average of the valuations received from the appraisers, unless the valuations made by the two appraisers differ by more than an amount equal to four percent (4%) of the aggregate outstanding receivables under the Accounts as of the appraisal date.  If the valuations made by the two appraisers differ by more than an amount equal to four percent (4%) of the aggregate outstanding receivables, such appraisers will jointly select a third independent appraiser of recognized standing and experience in valuing credit card portfolios, who shall be retained jointly by Company and Bank.  Such third appraiser will provide a valuation of the Portfolio as of the appraisal date selected by the Parties (as described above) using the same information that was made available to the initial two appraisers.  If (i) the valuations delivered by the initial two appraisers differ by an amount equal to or less than seven percent (7%) but greater than four percent (4%) of the aggregate outstanding receivables as of the appraisal date and (ii) the valuation delivered by the third appraiser is between the two valuations delivered by the initial two appraisers or differs from either of such valuations by any amount equal to or less than two percent (2%) of the aggregate outstanding receivables as of the appraisal date, the fair market valuation will be the average of the three appraisals.  If (i) the valuations delivered by the initial two appraisers differ by an amount equal to or less than seven percent (7%) but greater than four percent (4%) of the aggregate outstanding receivables as of the appraisal date and the third appraisal is not between the two valuations delivered by the initial two appraisers or differs from both of such valuations by an amount greater than two percent (2%) of the aggregate outstanding receivables as of the appraisal date, or (ii) the valuations delivered by the initial two appraisers differ by an amount greater than seven percent (7%) of the aggregate outstanding receivables as of the appraisal date, the fair market valuation will be the average of the two valuations received from any two of the three appraisers that are closest in amount to each other, and the third valuation will be disregarded.  Bank and Company shall each bear the cost of retaining their own appraiser and one-half the cost of retaining any third appraiser.  Bank and Company shall each be responsible for its own usual and customary costs incurred in connection with the sale of the Portfolio (including, without limitation, closing costs and reasonable attorney fees).  Prior to furnishing information to an independent appraiser pursuant to this Section 9.6(c)(ii), the independent appraiser shall be required to execute a confidentiality agreement in a form mutually acceptable to Company and Bank.

(iii)                               Promptly following determination of the fair market valuation for the Portfolio, Bank shall provide Company or Company’s designated buyer, as the case may be, a purchase and sale agreement and, if necessary, an interim servicing agreement containing, in each case, reasonable and customary terms for accomplishing the sale and transfer of the Portfolio.  Such purchase and sale agreement shall establish a closing date that allows Bank sufficient time, consistent with industry practices, to remove the Accounts and the associated balances from any applicable loan or asset securitization trust.  Bank shall utilize its commercially reasonable efforts to expedite such removal and to cause a smooth transition of the Portfolio to the Company or Company’s designated buyer, as the case may be.  Both Parties shall continue to perform their obligations under the Agreement, notwithstanding notice of termination by either Party, until the Termination Date, unless a Party is excused from performance due to a breach of the Agreement by the other Party.

(d)                                 Purchase Mechanics.  In connection with the sale of the Portfolio, as expeditiously as practicable after Company has provided an Exercise Notice to Bank, Bank and Company or a Potential Purchaser shall, negotiate in good faith, execute and deliver all necessary agreements, instruments and other documentation customary for a transaction of this kind, including a purchase and sale agreement and, if requested by Company or a Potential Purchaser, an Interim Servicing Agreement, which agreements may require each of Bank and Company or a Potential Purchaser to agree to certain representations, warranties, covenants, indemnities, transition services and other terms and conditions usual and customary for a transaction of this kind.  All such agreements shall be in a form reasonably acceptable to the parties.  Subject to Section 9.6(b)(iii), parties shall in good faith use commercially reasonable efforts to consummate the sale of the Portfolio (the “Closing Date”) no later than ninety (90) days from the date Company has provided an Exercise Notice to Bank; provided, however, that the Closing Date shall not be earlier than the Termination Date.  Bank and Company shall in good faith use commercially reasonable efforts to expeditiously take all such additional actions as may be reasonably required in order to consummate the purchase of the Portfolio as contemplated hereby; provided, however, that in the event a Potential Purchaser fails to purchase the Portfolio on the Closing Date or additional time is required for regulatory approval of the purchase and sale transaction, the parties shall agree to extend this Agreement as reasonably necessary to consummate such transaction and obtain the required regulatory approval.  In the event Company or its Potential Purchaser purchases the Portfolio pursuant to Section 9.6, Bank shall have no rights to any Bank Data, Card Transaction Data or Company Transaction Data after the Termination Date except as otherwise provided herein, and in no event shall Bank use, disclose, transfer or permit any use of any such information to communicate with any Cardholder whose Account has been purchased without the prior written approval of Company, including for purposes of soliciting such Cardholder for any loan, product or service or for any other purpose.

(e)                                  Interim Servicing.

(i)                                     Interim Servicing.  The Parties (together with any Potential Purchaser) may agree on an interim servicing agreement, which is reasonable and customary for the payment card industry, that shall be effective as of the Closing Date (“Interim Servicing Agreement”).  The Interim Servicing Agreement will detail the additional terms upon which the parties will effectuate the transfer of the Accounts and other Portfolio to the platform of Company or the Potential Purchaser (including reasonable fees charged by Bank), including Bank providing interim servicing to Company and its designee for a period of up to six (6) months from the Closing Date (“Interim Servicing Period”) unless as extended pursuant to this 9.6(e).  The parties shall not unreasonably withhold or delay execution of the Interim Servicing Agreement.  The parties shall mutually agree on a conversion plan and shall not unreasonably withhold or delay execution of the conversion plan.  Bank shall reasonably cooperate and assist in the conversion of the Portfolio to the Potential Purchaser by the date to be specified in the conversion plan and detailed in the purchase agreement (the “Conversion Date”). The Conversion Date shall be no later than three months from the Closing Date.

(f)                                   Conversion Costs.  Each Party shall bear its own costs and expenses associated with the sale and conversion of the Portfolio.

(g)                                  Disposition of Accounts.

(i)                                     In the event that Company or a Potential Purchaser does not elect to purchase the Portfolio, Bank shall have the right, in addition to and retaining all other rights it may have under the terms of this Agreement or Applicable Law, for a thirty-six (36) month period beginning on the purchase option liquidation date:

(A)                               liquidate the remaining Accounts in any lawful manner which may be expeditious or economically advantageous to Bank, including the issuance of replacement or substitute cards (not to be branded in confusingly similar manner to the Credit Cards); and/or

(B)                               use Company’s name solely for the purpose of identifying remaining Accounts in connection with liquidating such remaining Accounts until the last Account is liquidated; provided, that, the foregoing use is subject to the terms and conditions of this Agreement.

(ii)                                  If the Purchase Option Expiration Date occurs, Company shall take appropriate measures upon Bank’s request to destroy or remove from Company Information Systems Bank’s records regarding Cardholders whether in paper, electronic, or other form, that is maintained or otherwise possessed by or on behalf of Company, including a compilation of such records;  provided, that, to the extent that (A) the destruction or removal of such information from Company Information Systems would create an unreasonable operational burden on Company or is otherwise impracticable, or (B) Company is required to maintain such information for purposes of compliance with Applicable Law, then Company may maintain such information on Company Information Systems in accordance with the confidentiality provisions of this Agreement.

(h)                                 Cooperation.

(i)                                     Company expressly agrees to cooperate with Bank and take any action reasonably requested to effectuate any liquidation or replacement or substitute card issuance in an orderly manner, and Accounts and Credit Cards shall be closed, converted or sold no later than one hundred eighty (180) days following the Purchase Option Expiration Date.  Company shall provide commercially reasonable information to Bank as requested by Bank for the closure of such Accounts for a period of twelve (12) months following the later of the Termination Date, the Purchase Option Expiration Date, or the end of the Soft Landing Period.  Without limiting the foregoing, if requested by Bank, Company agrees to continue to accept Credit Cards for the purchase of Goods for at least one hundred fifty (150) days following the Termination Date (the “Soft Landing Period”) as long as Bank pays Company any fees owing under this Agreement with respect to such Soft Landing Period.

(ii)                                  Bank expressly agrees to cooperate with Company and take action reasonably requested to effectuate a positive Cardholder experience in connection with any closure, conversion, or sale of Accounts under Section 9.6(f).   In the event Bank closes a given Account under Section 9.6(f) and, at the time of such closure, the Account has a positive balance, Bank may continue to collect on the closed Account in accordance with Bank’s policies and procedures, safe and sound bank practices, and Bank Applicable Law; provided that Bank may not use any Company Mark other the Company’s name (solely for purposes of identifying the Account) in communications with former Cardholders for the purposes of such collections.

(i)                                     Customer List.  Upon termination of this Agreement, Bank shall be required to destroy Customer information, including Customer Lists provided by or on behalf of Company.  Bank hereby represents, warrants and covenants to Company that Bank does not compile any Customer Lists through the Plan, other than for utilization for marketing purposes in support of the Plan.  Company may not use the Customer List to directly target customers for a new Company-branded private label credit card within twelve (12) months of the Termination Date.

(j)                                    Communication with Cardholders.

(i)                                     If Company or a Potential Purchaser purchases the Portfolio, after the Closing Date and until the Conversion Date, Bank shall service the Accounts in accordance with the Interim Servicing Agreement.  Bank shall have the right to review and approve any communications with Cardholders from Company or the Potential Purchaser in connection with the purchase, such approval not to be unreasonably withheld, conditioned or delayed and in all events subject to Applicable Law.

(ii)                                  If Company or a Potential Purchaser does not purchase the Accounts, then Bank shall provide Company with prior written notice (i) of all new forms or substantial revisions to existing forms used for communications with Cardholders in connection with the operation of the Plan through the Final Acceptance Date, and (ii) of all communications with Cardholders regarding the termination of this Agreement and the Plan.  Bank shall also provide Company with an opportunity to review and comment on such communications for a period of ten days after such notice, after which Bank will use commercially reasonable efforts to address any concerns raised by Company regarding such communications; provided, however, that Company’s review of communications regarding termination shall be limited solely to whether such communications (other than mere references to termination) are reasonably likely to adversely affect the goodwill or reputation of Company.  If either Party is required by Applicable Law to communicate with Cardholders after delivery of a notice of termination, the other Party shall be provided an opportunity to review and approve (which approval shall not be unreasonably withheld or delayed) such communication prior to its distribution to Cardholders.

(k)                                 Future Company Programs.  Subject to Section 9.6(f), nothing in this Agreement shall be deemed to prohibit Company, following the Purchase Option Expiration Date or the Termination Date, from entering into any other credit card program similar to the Plan with any other credit card issuer or other Party, regardless of whether Company has issued its Exercise Notice.

SECTION 10.                  MISCELLANEOUS

10.1                        Entire Agreement. This Agreement constitutes the entire Agreement and as of the Effective Date supersedes all prior agreements and understandings, whether oral or written, among the Parties hereto with respect to the subject matter hereof and merges all prior discussions between them, including without limitation the 2002 Program Agreement.

10.2                        Coordination of Public Statements.  Each of Bank’s parent company, Alliance Data Systems Corporation, and Company, as public companies, may issue a news release disclosing this Agreement between Bank and Company, such news release must be approved by both Parties prior to its issuance.  In all other cases, except as required by Applicable Law, neither Party will make any public announcement of the Plan or provide any information concerning the Plan to any representative of any news, trade or other media without the prior approval of the other Party, which approval will not be unreasonably withheld.  Neither Party will respond to any inquiry from any public or Governmental Authority, except as required by law, concerning the Plan without prior consultation and coordination with the other Party. Upon Bank’s reasonable request from time to time, Company in its sole discretion may provide references or participate in marketing campaigns or testimonial initiatives for Bank regarding the services provided by Bank in connection with the Plan.

10.3                        Amendment.  Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual agreement of the Parties, however, no such modification shall be effective until reduced to writing and executed by both Parties.

10.4                        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this

Agreement without the consent of the other Party which will not be unreasonably withheld.  Notwithstanding the foregoing, (i) Bank may from time to time assign any or all of its rights and obligations hereunder to any Affiliate of Bank, provided that any such assignee of Bank’s obligations hereunder shall have the capability to perform such obligations without impairing the quality of the services provided to Company, (ii) Company shall assign or otherwise transfer all of its rights and obligations under this Agreement (A) to the purchaser of all or substantially all of the assets of Company, or (B) to any corporation which is a successor (whether by merger, consolidation or otherwise) to Company or any successor (whether by merger, consolidation or otherwise) thereto, and (iii) subject to Company’s option to purchase the Accounts and Account balances,  Bank may from time to time sell Accounts Receivable for securitization, retaining its processing and servicing obligations with respect thereto (it being understood that (A) the purchaser of such Accounts Receivable shall have no recourse against Company for any reason whatsoever, and (B) Bank hereby indemnifies Company and its Affiliates against, and agrees to hold them harmless from, any and all Damages incurred or suffered by any of them in connection with any claims made by such purchaser).

10.5                        Waiver.  No waiver of the provisions hereto shall be effective unless in writing and signed by the Party to be charged with such waiver.  No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing.  No failure or delay on the part of either Party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

10.6                        Severability.  If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either Party, in which case this Agreement may be terminated by the affected Party, without penalty.

10.7                        Notices.  All communications and notices pursuant hereto to either Party shall be in writing and addressed or delivered to it at its address shown below, or at such other physical or electronic mailing address or facsimile number as may be designated by it by notice to the other Party, and shall be deemed given when delivered by hand, received by receipted courier service, or, if delivered by mail, two (2) Business Days after being mailed (with postage prepaid), or, if delivered by electronic mail or facsimile, when receipt is confirmed in writing or by telephone:

If to Bank:	If to Company:

Comenity Bank	New York & Company
One Righter Parkway, Suite 100	330 West 34th Street
Wilmington, DE 19803	New York, NY 10001

Attn: President	Attn: Chief Financial Officer

With a Copy to:	With a Copy to:
Attn: Law Department	Attn: General Counsel
3100 Easton Square Place
Columbus, Ohio 43219

10.8                        Captions and Cross-References.  The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any Section are to such Section of this Agreement.

10.9                        GOVERNING LAW / WAIVER OF JURY TRIAL.  THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL, SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE DICTATES OF THE CONFLICTS OF LAW PROVISIONS OF DELAWARE OR ANY OTHER JURISDICTION, AND THE PARTIES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE IN THE UNITED STATES FEDERAL DISTRICT COURT OF DELAWARE OR ANY OF THE STATE COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE.  EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL

10.10                 Counterparts.  This Agreement may be signed in one or more counterparts, all of which shall be taken together as one agreement.

10.11                 Force Majeure.  Neither Party will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, and not due to the fault or negligence of such Party, including, but not limited to, acts of God, flood, criminal acts, fire, riot, computer viruses, or hackers where such Party has utilized commercially reasonable means to prevent the same, accident, strikes or work stoppage, embargo, sabotage, inability to obtain material, equipment or phone lines, government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement), and other causes whether or not of the same class or kind as specifically named above.  In the event a Party is unable to perform substantially for any of the reasons described in this Section, it will notify the other Party promptly of its inability so to perform, and if the inability continues for at least ninety (90) consecutive days (fifteen (15) days in the cases of credit authorizations and processing of new Accounts), the Party so notified may then terminate this Agreement forthwith.  This provision shall not, however, release the Party unable to perform from:

(a)                                 the obligation to implement the Party’s disaster recovery plan, as required by Section 7.4(f), as well as any business continuity plan approved by the Operations Committee.

(b)                                 using its best efforts to avoid or remove such circumstance and such Party unable to perform shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

10.12                 Relationship of Parties.  This Agreement does not constitute the Parties as partners or joint ventures and neither Party will so represent itself.

10.13                 Survival.  No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the Parties with respect to times and/or events occurring prior to such termination.  No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the Parties with respect to times and/or events occurring after termination shall survive termination except for the following Sections: 1; 4; 5.2(c), 5.3(c), 7, 8, 9.6(g), 9.6(h), 9.6(i), 9.6(j), 10, and any other provision stated by its terms to survive.

10.14                 Mutual Drafting.  This Agreement is the joint product of Bank and Company and each provision hereof has been subject to mutual consultation, negotiation and agreement of Bank and Company; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any Party based on the fact that either Party controlled the drafting of the document.

10.15                 Independent Contractor.  The Parties hereby declare and agree that Bank is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of Bank’s personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of Bank and are not agents, employees, Affiliates, or subcontractors of Company; that Bank has and hereby retains the right to exercise full control of and supervision over the performance of Bank’s obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the Bank’s agents, employees, Affiliates, or subcontractors, including compliance with workers’ compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that Bank shall be responsible for Bank’s own acts and those of Bank’s agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, Bank does not undertake by this Agreement or otherwise to perform any obligation of Company, whether regulatory or contractual, or to assume any responsibility for Company’s business or operations.

10.16                 No Third Party Beneficiaries.  The provisions of this Agreement are for the benefit of the Parties hereto and not for any other Person or entity.

10.17                 Taxes.  Company will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank’s income which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority, on all goods and/or services provided by Bank under this Agreement.  The Parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the Parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments).  All amounts set forth in this Agreement are expressed and shall be paid in lawful U.S. dollars.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in a manner and form sufficient to bind them to its terms as of the Effective Date.

NEW YORK AND COMPANY, INC.	COMENITY BANK

/s/ Sheamus Toal	/s/ John J. Coane
BY	BY

Executive Vice President and Chief Financial Officer	President
TITLE	TITLE

July 14, 2016	July 14, 2016
DATE	DATE

LERNER NEW YORK, INC.	NEVADA RECEIVABLE FACTORING, INC.

/s/ Sheamus Toal	/s/ Sheamus Toal
BY	BY

Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer
TITLE	TITLE

July 14, 2016	July 14, 2016
DATE	DATE

Schedule 1.1
Discount Rate

The applicable Discount Rate for all Regular Revolving Purchases is 0%.

Schedule 2.1
Service Standards to be effective as of the Execution Date

		Base Level	Target Level

Standard #1	Bank Website application function shall be fully operational at least % of “Traffic Hours,” defined as 5:00 AM to 2:00 AM the following day.	98%	99.5%

Standard #2	The Bank will process mailed-in applications five days per week. The Bank will process % of such applications within five Business Days of receipt.	95%	98%

Standard #3	The Bank will process “instant” credit applications from 9:00am to 12:30am (Eastern time) Monday through Saturday and from 10:00am to 9:30pm (Eastern time) Sunday, excluding Holidays (“Normal Store Hours”). The Bank will process at least % of such applications within five minutes of receipt.	90%	92%

Standard #4	The Bank will issue % of new and replacement Credit Cards within four business days of embossing tape output.	95%	96%

Standard #5	The Bank will answer at least % of incoming Cardholder service calls within 20 seconds. Bank will provide Cardholder service from 9am-9pm (Eastern time) Monday-Saturday, excluding Holidays.	85%	86%

Standard #6	The Bank will not permit the abandoned call rate for Cardholder customer service calls to exceed % measured on a monthly basis.	2.0%	1.7%

Standard #7	The Bank will provide electronic authorization means to be available at least % of Normal Store Hours. Bank will also provide batch authorizations for catalog sales.	99.5%	99.6%

Standard #8	The Bank will post valid non-payment transactions to the Cardholder’s Account within 24 hours of receipt.	100%	100%

Standard #9	The Bank will bill and mail % of Account statements within four business days of the scheduled billing date.	97%	100%

Standard #10	The Bank will process at least % of payments within 24 hours of receipt. In the event any payment is not processed within 24 hours of receipt, such payment shall be backdated to the date of receipt.	96%	97%

		Base Level	Target Level
Standard #11	The Bank will respond to at least % of mailed-in Cardholder inquiries within seven business days of receipt.	90%	97%

Standard #12	The Bank will provide “Quick Credit” during % of Normal Store Hours.	95%	98%

Percentages in each Service Standard above shall be the Base Level or Target Level as appropriate.

Service Standards will be calculated and reported in a manner that is consistent with prior practices.  Holidays shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Target Levels

Any failure to meet the Targeted Level for Service Standards, as defined in the table above, will be reported on the monthly Service Standards report. Failure to meet the same Targeted Level for a single Service Standard for more than two consecutive months, will result in Bank taking the actions set forth in the chart below; provided that such failure to meet the Targeted Level was not caused by any unprivileged action or action in violation of this Agreement by Company or inaction of Company (where Company has a duty to act) or by a force majeure event specified in Section 10.11.

Failure to Meet Targeted Level	3rd Consecutive Month	4th Consecutive Month	5th Consecutive Month	6th Consecutive Month and Each Consecutive Month Thereafter
Actions to be taken by Bank following consecutive month failure to attain Targeted Level	Letter to Company’s CEO	Bank’s senior management will meet with Company’s senior management to discuss an action plan.	Bank VP, Client Partnerships will meet with Company’s senior management to discuss an action plan.	Bank Chief Client Officer will meet with Company’s senior management to discuss an action plan.
Penalty to be Paid by Bank to Company	None	$5,000	$10,000	$20,000

Base Levels

Any failure to meet a Base Level for Service Standards will be reported on the monthly Service Standards report and may trigger a Service Standard Termination Event as set forth in Section 9.5(c).

Schedule 2.7
Credit Standards

The new Account cut-off score is based upon the projected sixty (60) month profitability of Accounts within each score range.  Account profitability is based upon projected Discount Fees (the current percentage) and other Plan fees charged by Bank, if applicable, finance charge income, variable billing expenses and write-offs.  The projections are derived from actual results to date using historical trends.  The cut-off score is established at the score range where Bank’s profit for the score range equals zero.

Section 2.8
Master File Information

1.                                      Account ID

2.                                      Month Account Opened

3.                                      Year Account Opened

4.                                      Store Account Opened

5.                                      Cardholder Date of Birth

6.                                      Cardholder Name

7.                                      Cardholder’s Street Address

8.                                      Cardholder’s City

9.                                      Cardholder’s State

10.                               Cardholder’s Zip Code

11.                               Cardholder’s Home Phone Number

12.                               Cardholder Email Address

13.                               Cardholder Former Mailing Address

14.                               Cardholder Credit Limit

15.                               Date of Last Purchase

16.                               Cardholder’s Open to Buy

17.                               Number of Purchases Monthly

18.                               Amount of Purchases Monthly, YTD

19.                               Number of Returns Monthly

20.                               Amount of Returns Monthly

21.                               Items Purchased

Schedule 2.10
Bank Reports

Frequency	Name	Description
Daily	DAILY DISBURSEMENT	Sales, Returns, Discount and Net funding released to Retailer.

Weekly	CREDIT OPPORTUNITY REPORT

Key metrics (in the aggregate) of the proprietary credit card program such as: application volume, approval rate, new Accounts, new Account average transaction size, applications to transactions, market share, credit sales, store/region/district data

Monthly	MONTHLY DISBURSEMENT	Sales, Returns, Discount and Net funding released to Retailer.

Monthly	STATISTICAL SUMMARY	Portfolio statistics, Financial Summary Report.

Monthly	MONTHLY EXTRACT FILE	Month end tape containing data elements for all portfolio Cardholders. Can be used for direct mailings.

Bi-Weekly	REWARDS POINTS REPORT	Count of Accounts (Gold and Platinum) in each rewards point range bucket

Monthly	MONTHLY CPM REPORT	Plan performance report provide key metrics (such as applications, net Accounts, Net sales and tender share)

If applicable	INVENTORY REPORT	Current order and inventory status on program collateral.

Schedule 2.11
Plan Economics

(a)           Signing Bonus.  Within ten (10) Business Days after the Execution Date, Bank shall pay Company a signing bonus in the amount of Seventeen Million Five Hundred Thousand United States Dollars ($17,500,000.00 USD).  Provided that neither Party has provided a notice of intent to terminate this Agreement in connection with a Bank Termination Event or Company Termination Event, as applicable, which event remained uncured beyond any applicable cure period, on the latter of (i) January 10, 2017 or, (ii) if January 10, 2017 is during a cure period upon successfully curing the event, Bank shall pay Company an additional signing bonus in the amount of Seventeen Million Five Hundred Thousand United States Dollars ($17,500,000.00 USD).  In the event this Agreement is terminated prior to expiration due to a Bank Termination Event, Company shall return to Bank the unamortized portion of the payments described in this Section 2.11(a) within forty-five (45) Business Days after termination.

(b)           Tender Share Incentive.  Provided neither Party has provided notice of intent to terminate this Agreement, on January 10, 2017, Bank shall pay Company Five Million United States Dollars ($5,000,000.00 USD) to incentivize the increase of the tender share of the plan.

(c)           Royalties.

(i)            Interim Royalty.  Beginning in the Company’s first calendar month after the Effective Date and continuing each successive Company calendar month through December 31, 2016, Bank shall pay Company an amount equal to (A) Net Sales (for Regular Revolving purchases) of that month multiplied by (B) [***] basis points ([***]%) (“Interim Royalty”).

(ii)           Term Royalty.  Beginning January 1, 2017 and thereafter throughout the Term, Bank shall pay Company an amount equal to (A) Net Sales (for Regular Revolving purchases) of that calendar month multiplied by (B) [***] basis points ([***]%) (“Term Royalty”).

(iii)          Additional Royalty.  Provided this Agreement has not terminated pursuant to any of the provisions of Section 9.2 or 9.3, on January 10, 2017, Bank shall pay Company [***] United States Dollars ($[***] USD).

(iv)          Deferred Billing Program.  In the event the Parties mutually agree to offer any Deferred Billing Program, the Parties shall mutually agree on any royalty payments to Company or merchant discount fee payable to Bank that may be applicable to such program.

(v)           Marketing Fund True-Up; Royalty True-Up.  Within sixty (60) days after the Execution Date, the Parties shall cause all expenses related to marketing incurred or committed from February 1, 2016 to the Effective Date to be paid using Marketing Funds previously available under the 2004 Agreement (“Marketing Fund True-Up”).  After the Marketing Fund True-Up, Bank shall pay Company a “Royalty True-Up” for the period February 1, 2016 through the end of the calendar month of the Execution Date.  The Royalty True-Up shall be the difference between (a) [***] basis points ([***]%) multiplied by Net Sales during such period and (b) the sum of (i) Company Plan Funds ([***] basis points ([***]%)) that were paid with respect to such period and (ii) the amount of marketing expenses eligible for reimbursement from the Marketing Fund incurred by either Party during such period.

For the period ending January 31, 2016, Marketing Funds available pursuant to the 2004 Agreement are approximately [***] United States Dollars ($[***]), which funds will be held by Bank and available for use by Company for expenses incurred in connection with agreed-upon marketing efforts consistent with past marketing fund uses within twelve (12) months of the Execution Date but which shall not roll over or have any cash value.

(vi)          Delivery.  Bank shall remit the Interim Royalty and the Term Royalty to Company via ACH transfer through the settlement process to the Company Deposit Account by the fifth (5th) Business Day of the calendar month following the calendar month to which such Interim Royalty or Term Royalty pertains.  Bank shall remit the Royalty True-Up to Company via ACH to the Company Deposit Account by the tenth (10th) Business Day following the Marketing True-Up.

Schedule 3.12
Payment Schedule for Low Score/Low Limit Accounts

Company’s payment to Bank required under Section 3.12(a)(ii) shall be paid quarterly based on the following schedule:

Fiscal Quarter	To be Invoiced by Bank	To be Paid by Bank
February — April	May	June
May — July	August	September
August — October	November	December
November — January	February	March

Schedule 5.2(a)

Company Marks

New York & Company®

NY&C Rewards®

New York & Company/Co Rewards Program

New York & Company/Co Rewards Loyalty Program

New York & Company/Co Rewards Credit Card Program

New York & Company/Co Credit Card Program

New York & Company/Co Rewards

New York & Company/Co Platinum

New York & Company/Co Gold

Schedule 5.3(a)

Bank Marks

Comenity Bank

Comenity Servicing

Comenity LLC

Comenity Operating Co. LLC

Alliance Data

ADS Alliance Data Systems, Inc.